UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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TIMKENSTEEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIMKENSTEEL

TimkenSteel Corporation
Canton, Ohio U.S.A.

Ward J. Timken, Jr.

Chairman, CEO & President

March 16, 2016

Dear Shareholder:

The 2016 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Thursday, April 28, 2016, at 10:00 a.m. local time at our corporate offices in Canton, Ohio.

At this year’s meeting, you will be asked to consider and act upon four matters, all of which are recommended by your Board of Directors: (1) the election of three Directors; (2) the ratification of our independent auditor selection; (3) advisory approval of the compensation of the Company’s named executive officers; and (4) approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

Details of these matters are contained in the accompanying Notice of 2016 Annual Meeting of Shareholders and Proxy Statement. Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend in person.

Thank you for your support.

Sincerely,

Ward J. Timken, Jr.

Enclosure

TimkenSteel Corporation

1835 Dueber Ave. S.W.

Canton, OH 44706

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

The 2016 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Thursday, April 28, 2016, at 10:00 a.m. local time, at 1835 Dueber Avenue, S.W., Canton, Ohio 44706, to consider and act on the following matters:

1.	Election of the following Directors to serve a three-year term expiring at the 2019 Annual Meeting: Diane C. Creel, Donald T. Misheff and Ronald A. Rice;

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers;

4.	Approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

Shareholders of record of common shares of TimkenSteel Corporation at the close of business on March 1, 2016, are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2016 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

March 16, 2016	Frank A. DiPiero Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Shareholders to be held on April 28, 2016: This Proxy Statement and our 2015 Annual Report to Shareholders are available free of charge on the following website: www.ReadMaterial.com/TMST. Directions to the Annual Meeting may be obtained on the investor page on our website at http://investors.timkensteel.com.

TIMKENSTEEL CORPORATION

PROXY STATEMENT

QUESTIONS & ANSWERS

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT?

This Proxy Statement and the accompanying proxy card are being made available to shareholders beginning on or about March 16, 2016, in connection with the Company’s solicitation of proxies for the 2016 Annual Meeting of Shareholders to be held on April 28, 2016, at 10:00 a.m. local time at the corporate offices of the Company at 1835 Dueber Ave. S.W., Canton, Ohio 44706, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice.

WHAT IS A PROXY?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The designated proxies are required to vote your shares in the manner you instruct.

WHO CAN VOTE?

Record holders of TimkenSteel Corporation common stock at the close of business on March 1, 2016 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 44,219,713 of our common shares outstanding.

HOW DO I VOTE?

Registered Holders. If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6:00 a.m. EDT on April 28, 2016.

Over the Internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6:00 a.m. EDT on April 28, 2016.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card to the Company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6:00 a.m. EDT on April 28, 2016, in order for your vote to be recorded.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You can also specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor, advisory approval of the compensation of the Company’s named executive officers and the approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business as may be properly brought before the 2016 Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

Proposal		Board Recommendation
1.	Election of the Board’s three nominees as Directors	For
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016	For
3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	For
4.	Approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan	For

401(k) Plan Participants. If you participate in a 401(k) plan sponsored by the Company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, or the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the Trustee for the plan, Empower Retirement, according to confidential voting instructions provided by you. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above; however, your vote must be received no later than 6:00 a.m. EDT on April 26, 2016. If you do not provide timely voting instructions, your shares will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

Beneficial Owners/Nominee Shares. If your shares are held by a broker, bank, trustee or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the Company’s independent auditor (Proposal 2 of this Proxy Statement). All other matters identified above (Proposals 1, 3 and 4 of this Proxy Statement), are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

In Person Voting. Registered shareholders and beneficial owners of shares held in street name also may vote in person at the Annual Meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder who wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares as record owner.

MAY I CHANGE MY VOTE?

You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the close of business on April 27, 2016, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the close of business on April 27, 2016, that has a later date than the previously submitted proxy;

•	Entering later-dated telephone or Internet voting instructions prior to 6:00 a.m. EDT on April 28, 2016, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

WHO COUNTS THE VOTES?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2016 Annual Meeting of Shareholders.

WHAT IS A “QUORUM”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the Company in respect of any one of the purposes for which the meeting is called are present in person or by proxy. If you vote – including by Internet, telephone, or proxy card – your shares will be counted toward the quorum for the Annual Meeting. Withhold votes for election of Directors, proxies marked as abstentions, and broker non-votes are also treated as present for purposes of determining a quorum.

WHAT VOTE IS NECESSARY TO PASS THE ITEMS OF BUSINESS AT THE ANNUAL MEETING?

If a quorum is present at the Annual Meeting, the three nominees for election as Directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the Board’s Director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent auditor, and Proposal 4, approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. In determining whether each of these proposals has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against a proposal.

The shareholder vote on Proposal 3, the compensation of the Company’s named executive officers, is advisory in nature and therefore not binding on the Company. Although the vote on named executive officer compensation is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s named executive officers.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

The Company does not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

WHO IS SOLICITING PROXIES?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, facsimile, electronic mail or other electronic means.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE NEXT ANNUAL MEETING?

We must receive by November 16, 2016, any proposal of our shareholders intended to be presented at the 2017 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted by certified mail, return receipt requested.

A shareholder submitting a proposal outside the processes of Rule 14a-8 in connection with the 2017 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Shareholders. If the date of the 2017 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2016 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Shareholders is first made. Our proxy related to the 2017 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after January 28, 2017.

HOW CAN A SHAREHOLDER OR OTHER INTERESTED PARTY COMMUNICATE WITH THE BOARD OF DIRECTORS?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel Helpline at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

PROPOSAL 1

ELECTION OF DIRECTORS

We presently have ten members on our Board of Directors. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

The Board of Directors has nominated the following individuals for election as Directors at the 2016 Annual Meeting of Shareholders, to serve for a term of three years expiring at the 2019 Annual Meeting of Shareholders (or until their respective successors are elected and qualified): Diane C. Creel, Donald T. Misheff and Ronald A. Rice. Each of the nominees currently serves as a Director and has agreed to serve as a Director if elected. Biographical information on each of the nominees and a description of their qualifications to serve as a Director, as well as similar information about other Directors, is set forth on the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees.

Directors are elected by a plurality of the votes cast. The three nominees receiving the greatest number of votes will be elected.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the Record Date for up to three nominees for Director. A shareholder may not cumulate his or her shares in voting for Director nominees. What this means is that, for example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than three nominees.

Shares represented by proxy will be voted FOR these nominees unless you specify otherwise in your voting instructions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

BOARD OF DIRECTORS

Set forth on the following pages is biographical information for each of the nominees for election and the other continuing Directors with unexpired terms of office, and a description of the skills and qualifications that led the Board to conclude that each such person should serve as a Director of the Company. All information is given as of March 1, 2016, unless otherwise indicated.

NOMINEES FOR ELECTION

TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING OF SHAREHOLDERS

Diane C. Creel

Term:	Expires in 2016; Director since 2014.

Business Experience and Director Qualifications:

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc., a waste stream technology company using patented technologies, until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

Ms. Creel brings our Board the benefits of her deep experience as a senior executive and Board member of several industrial companies. Ms. Creel’s expertise in engineering, construction and green technology provides a key industry perspective to the Board. She also has experience in mergers and acquisitions, which serves the Board well when evaluating organic and inorganic growth opportunities. Ms. Creel brings the perspective of a member of several boards, including as Lead Independent Director as well as Chair of the Nominating and Governance Committee and member of the Personnel and Compensation Committees of Allegheny Technologies Incorporated, and as a member of the Audit and Risk Management, Compensation and Human Resources and Nominating and Corporate Governance Committees of Enpro Industries, Inc.

Other Directorships:	Ms. Creel has served as a Director of Allegheny Technologies Incorporated since 1996 and Enpro Industries, Inc. since 2009. Ms. Creel was formerly a Director of Goodrich Corporation until 2012 and of URS Corporation and The Timken Company until 2014.

Committees:	Compensation Committee (Chair) and Nominating and Corporate Governance Committee.

Age:	67

Donald T. Misheff

Term:	Expires in 2016; Director since 2014.

Business Experience and Director Qualifications:

Mr. Misheff was managing partner of the northeast Ohio offices of Ernst & Young LLP, a public accounting firm, from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978, and has had more than 30 years of experience in taxation and in performing, reviewing and overseeing the audits of financial statements of a wide range of public companies and advising those companies on financial and corporate governance issues.

Mr. Misheff’s perspective from service on numerous community boards and other public company boards (including Aleris, which is a global company focused on the production and sale of aluminum rolled and extruded products, recycled aluminum and specifications alloy manufacturing), coupled with his extensive financial, tax and corporate governance experience, provides him with the experience and qualifications to make significant contributions to the TimkenSteel Board.

Other Directorships:	Mr. Misheff has been a member of the Board of Directors of FirstEnergy Corp. since 2012, of Aleris Corporation since 2013 and of Trinseo S.A. since 2015.

Committees:	Audit Committee (Chair) and Nominating and Corporate Governance Committee.

Age:	59

Ronald A. Rice

Term:	Expires in 2016; Director since 2015.

Business Experience and Director Qualifications:

Mr. Rice has been President and Chief Operating Officer of RPM International Inc., which owns subsidiaries that manufacture specialty coatings, sealants and building materials, and provide related services for industrial and consumer markets globally, since 2008. Prior to his current role, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

Mr. Rice brings to the Board expertise in key functional areas at industrial companies, having nearly 30 years of experience in strategy, corporate governance, risk management, administration, employee benefits and executive compensation. This expertise provides the Board with a valuable and unique perspective and enables Mr. Rice to make significant contributions to the Board.

Other Directorships:	None.

Committees:	Audit Committee and Compensation Committee.

Age:	53

CONTINUING DIRECTORS

Joseph A. Carrabba

Term:	Expires in 2018; Director since 2014.

Business Experience and Director Qualifications:

Mr. Carrabba served as the Chairman, Chief Executive Officer and President of Cliffs Natural Resources Inc., an international mining and natural resources company, until his retirement in 2013. Prior to joining Cliffs Natural Resources in 2005, Mr. Carrabba served for over 20 years in a variety of leadership capacities at Rio Tinto, a global mining company, at locations worldwide, including the United States, Asia, Australia, Canada and Europe.

Having served as Chairman, President and Chief Executive Officer of a large, global, mining and exploration public company (which is a major supplier to many of the world’s largest steel companies), and having served on the Board and as Chairman of the American Iron and Steel Institute from 2012 to 2013, Mr. Carrabba has a deep understanding of the global steel industry and the raw material supply chain, and provides the Board with an important perspective regarding TimkenSteel’s business.

Other Directorships:	Mr. Carrabba has been a Director of Newmont Mining Corporation since 2007, a Director of KeyCorp since 2009, a Director of Aecon Group lnc. since 2013 and a Director of Niocorp Developments Ltd. since 2014. Mr. Carrabba formerly was a Director of Cliffs Natural Resources from 2006 through November 2013 and of the American lron and Steel Institute from 2006 to 2013.

Committees:	Compensation Committee and Nominating and Corporate Governance Committee.

Age:	63

Phillip R. Cox

Term:	Expires in 2018; Director since 2014.

Business Experience and Director Qualifications:

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for over 35 years.

Mr. Cox provides guidance to our Board based on his extensive knowledge of finance, investments and capital markets. Mr. Cox brings the perspective of a member of several corporate boards, including as non-executive Chairman and a member of the Audit and Finance, Governance and Nominating and Compensation Committees of Cincinnati Bell Inc., and as Chairman of the Compensation Committee and member of the Board Governance Committee of Diebold, Incorporated.

Other Directorships:	As noted, Mr. Cox is currently non-executive Chairman of Cincinnati Bell, where he has served as a Director since 1993. He also has served as a Director of Touchstone Mutual Funds since 1994 and Diebold since 2005. Previously, Mr. Cox served as a Director of The Timken Company from 2004 to 2014.

Committees:	Audit Committee and Compensation Committee.

Age:	68

Terry L. Dunlap

Term:	Expires in 2018; Director since 2015.

Business Experience and Director Qualifications:

Mr. Dunlap is the principal at Sweetwater LLC, a consulting and investing business with a focus on manufacturing and technology. Previously, Mr. Dunlap spent 31 years with Allegheny Technologies (ATI), a diversified specialty metals producer, where he held numerous positions in sales, marketing, manufacturing, supply chain, logistics and information technology. He served as executive vice president of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He also was president of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI joint venture companies.

Mr. Dunlap brings to the Board expertise in all aspects of the metals industry, adding further depth to the Board’s already significant understanding of the market and supply chain dynamics that affect the Company’s business.

Other Directorships:	Mr. Dunlap has been a Director of Matthews International Corporation since 2015.

Committees:	Compensation Committee.

Age:	56

Randall H. Edwards

Term:	Expires in 2017; Director since 2015.

Business Experience and Director Qualifications:

Mr. Edwards has been the Chief Executive Officer of Premier Pipe, LLC, a leader in the supply and management of engineered premium oil country tubular goods, since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. Prior to that, Mr. Edwards held various positions with NOV Grant Prideco, a leading supplier of oil field drill stem components, from 1999 to 2014, including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed oil country tubular goods and the company’s drill pipe product line.

Mr. Edwards brings to the Board expertise in the oil and gas industry, with a deep understanding of that market’s supply chain, including the steel mills supporting it. This expertise, together with Mr. Edwards’ experience overseeing global operations, provides the Board with valuable market expertise and enables Mr. Edwards to make significant contributions to the Board.

Other Directorships:	None.

Committees:	Nominating and Corporate Governance Committee.

Age:	57

John P. Reilly

Term:	Expires in 2018; Director since 2014.

Business Experience and Director Qualifications:

Mr. Reilly served as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at Chrysler Corporation and Navistar International and served as President of Brunswick Corporation.

Mr. Reilly brings to our Board the benefits of his extensive automotive industry experience and provides the Board with valuable insight in a significant market for the Company. Based on his 40 years of successful executive leadership with Figgie International, Stant Corporation and Tenneco Automotive, Mr. Reilly is also able to help guide the Board in making strategic and business decisions. Mr. Reilly has served as the Company’s Lead Director since the separation of the Company from The Timken Company. Mr. Reilly brings his perspective and prior experience as non-executive Chairman of another corporate board, as well as his experience as a member of the Audit and Compensation Committees of The Timken Company.

Other Directorships:	Mr. Reilly serves as a Director of The Timken Company, where he has served as a member of the Board of Directors since 2006. Mr. Reilly previously served as a Director and non-executive Chairman of Exide Technologies from 2004 to 2015, and as a Director of Material Sciences Corporation from 2004 to 2014.

Committees:	Nominating and Corporate Governance Committee (Chair) and Audit Committee.

Age:	72

Ward J. Timken, Jr.

Term:	Expires in 2017; Director since 2014.

Business Experience and Director Qualifications:

Mr. Timken is the Chairman, Chief Executive Officer and President of TimkenSteel Corporation, a role he assumed in connection with the spinoff of TimkenSteel from The Timken Company in June 2014. Prior to being named as TimkenSteel’s Chairman, CEO and President, Mr. Timken served as a Director of The Timken Company beginning in 2002 (a position which he still holds) and as Chairman of the Board of Directors of The Timken Company from 2005 until mid-2014. Previously, Mr. Timken was President of The Timken Company’s steel business from 2004 to 2005, Corporate Vice President of The Timken Company from 2000 to 2003 and held key leadership positions in The Timken Company’s European and Latin American businesses from 1992 to 2000. Prior to joining The Timken Company, Mr. Timken opened and managed the Washington, D.C. office of McGough & Associates, a Columbus, Ohio-based government affairs consulting firm.

Mr. Timken provides TimkenSteel’s Board of Directors with relevant experience from having served in several key leadership positions during his previous tenure with The Timken Company. As President of the steel business at The Timken Company, Mr. Timken led the business to record levels of profitability, and as Corporate Vice President, he was responsible for strategy development, including leading The Timken Company’s diversification efforts in its Process Industries segment. Mr. Timken’s broad-based experience, along with his deep understanding of the global industry dynamics across TimkenSteel’s markets, allow him to play a key role in all matters involving TimkenSteel’s Board of Directors.

Other Directorships:	Mr. Timken also is a member of the Board of Directors of The Timken Company, where he has served since 2002.

Committees:	None.

Age:	48

Randall A. Wotring

Term:	Expires in 2017; Director since 2014.

Business Experience and Director Qualifications:

Mr. Wotring is President, Management Services of AECOM Technology Corporation, a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world, a position he has held since October 2014. Mr. Wotring previously served as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

Mr. Wotring is a seasoned executive with more than 30 years of operational experience managing engineering and technical services, much of which involved government and international customers. Mr. Wotring’s understanding of the challenges inherent in global growth, coupled with his experience with mergers and acquisitions, enables him to provide valuable contributions to the Board in connection with the execution of TimkenSteel’s growth strategies.

Other Directorships:	None.

Committees:	Audit Committee and Compensation Committee.

Age:	59

BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During the 2015 fiscal year, there were seven meetings of the Board of Directors, eight meetings of its Audit Committee, four meetings of its Compensation Committee and four meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors should attend the Annual Meeting of Shareholders, and all then-serving Directors were in attendance at the 2015 Annual Meeting of Shareholders. The independent Directors met separately in executive session without management present in each of the regularly scheduled meetings of the Board in 2015, and intends to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2016 and thereafter.

AUDIT COMMITTEE

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of Donald T. Misheff (Audit Committee Chairman), Phillip R. Cox, John P. Reilly, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the New York Stock Exchange and the rules of the SEC. Our Board of Directors also has determined that Donald T. Misheff qualifies as an Audit Committee financial expert.

The Board of Directors has adopted a written Audit Committee charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The Audit Committee also has discussed with our independent auditor the matters required to be discussed pursuant to Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC.

Donald T. Misheff (Audit Committee Chairman)

Phillip R. Cox

John P. Reilly

Ronald A. Rice

Randall A. Wotring

COMPENSATION COMMITTEE

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Diane C. Creel (Compensation Committee Chairperson), Joseph A. Carrabba, Phillip R. Cox, Terry L. Dunlap, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange and that no member of the Compensation Committee has any relationship to the Company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Committee is also a “non-employee director” for purposes of Section 16 of the Exchange Act, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Compensation Committee charter is available on the Company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, that are intended to align the interests of our executives, shareholders and communities; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Executive Vice President – Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman, CEO and President, the Executive Vice President – Human Resources and Organizational Advancement, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel and the Vice President, Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairperson of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. Our Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. In May of 2015 the Compensation Committee selected Meridian Compensation Partners, LLC, an independent executive compensation consultant, to replace Willis Towers Watson as its compensation consultant. The Compensation Committee has engaged Meridian and, previously, Willis Towers Watson, to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders, and, from time to time, to review the total compensation of Directors. Meridian and, previously, Willis Towers Watson also provide market data directly to the Compensation Committee, which the Compensation Committee references when determining compensation for executive officers. Additional information regarding the Committee’s engagement of Meridian, including a discussion of the Committee’s assessment of the independence of Meridian, is available in the Compensation Discussion & Analysis under the caption “Role of the Compensation Consultant.”

The Compensation Committee engaged Meridian in 2015 to review Director compensation, and intends to engage Meridian and/or other consultants periodically to conduct reviews of total Director compensation, to enable the Committee to recommend to the full Board of Directors changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during fiscal 2015, an officer or employee of the Company or was formerly an officer or employee of the Company. No executive officer of the Company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee of the TimkenSteel Corporation Board of Directors is, or was during fiscal 2015, an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the year ended December 31, 2015, with our management. Following and based on the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and this Proxy Statement for filing with the SEC.

Diane C. Creel (Compensation Committee Chairperson)

Joseph A. Carrabba

Phillip R. Cox

Terry L. Dunlap

Ronald A. Rice

Randall A. Wotring

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are John P. Reilly (Nominating and Corporate Governance Committee Chairman), Joseph A. Carrabba, Diane C. Creel, Randall H. Edwards and Donald T. Misheff. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be delivered and received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Shareholders. If the date of the Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the Annual Meeting of Shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

The Nominating and Corporate Governance Committee expects to utilize a variety of sources to identify possible Director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a Director of the Company in light of the Company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the Company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, Director nominations submitted by our shareholders. The Committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee will periodically review the appropriate size of the Board. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider potential Director candidates. As part of this process, the Committee will assess the skills and attributes of our Board as a whole and of each individual Director and evaluate whether prospective candidates possess complementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

DIRECTOR COMPENSATION

The compensation program under which non-employee Directors were compensated for their services as Directors during 2015 is summarized below. As noted previously, this program is reviewed periodically by the Board to ensure that Director compensation remains appropriate and competitive. In light of current business conditions, the Board determined in February 2016 to reduce the Directors’ 2016 base compensation from $80,000 to $65,000 and to reduce the targeted value of 2016 stock compensation from $120,000 to $105,000. All other elements of the Director compensation program for 2016 are expected to remain the same as in the 2015 program described below.

CASH COMPENSATION

Each non-employee Director is paid at an annual rate of $80,000 for services as a Director. An additional annual fee of $20,000 is paid to the Lead Director. In addition to base compensation, the following annual fees are paid for service on a committee of our Board of Directors.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating and Corporate Governance	$17,500	$7,500

Directors who are also our employees are not paid any additional compensation for serving as Directors.

STOCK COMPENSATION

Each non-employee Director serving at the time of our Annual Meeting of Shareholders will receive a grant of our common shares with an approximate target value of $120,000 following the meeting. A non-employee Director who is first elected to the Board after the date of the Annual Meeting will receive a grant of common shares at the time of his or her election to the Board. The value of such grant may be prorated to reflect the portion of the year during which such Director will serve on the Board.

The common shares granted to a Director are required to be held for as long as the Director remains on the Board of Directors of TimkenSteel.

The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require non-employee Directors to own 8,000 common shares. As of February 18, 2016, Messrs. Cox, Reilly, Rice and Wotring and Ms. Creel had met their ownership requirements.

COMPENSATION DEFERRAL

Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus an amount representing dividend equivalents during the deferral period.

2015 DIRECTOR COMPENSATION TABLE

The following table provides details of non-employee Director compensation in 2015:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Joseph A. Carrabba	$95,000	$125,285	$220,285
Phillip R. Cox	$102,500	$125,285	$227,785
Diane C. Creel(3)	$105,000	$125,285	$230,285
Terry L. Dunlap	$41,875	$120,745	$162,620
Randall H. Edwards	$87,500	$125,285	$212,785
Donald T. Misheff	$117,500	$125,285	$242,785
John P. Reilly	$132,500	$125,285	$257,785
Ronald A. Rice	$97,500	$125,285	$222,785
Randall J. Wotring	$102,500	$125,285	$227,785

(1)	Ward J. Timken, Jr., Chairman, Chief Executive Officer and President, is not included in this table as he is an employee of the Company and receives no additional compensation for his services as a Director.

(2)	The amount shown for each Director (other than Mr. Dunlap) is the grant date fair value of the award of 3,880 common shares made on May 6, 2015, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. With respect to Mr. Dunlap, the amount shown is the grant date fair value of the award of 6,345 common shares made on August 12, 2015, as computed in accordance with FASB ASC Topic 718. Each of these awards vested upon grant.

(3)	As of December 31, 2015, no Director other than Ms. Creel had any outstanding options or unvested restricted shares of the Company. Ms. Creel held 400 unvested restricted shares, which are scheduled to vest in two equal installments on August 6, 2016, and August 6, 2017.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, Director selection criteria and procedures, Board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

CODE OF CONDUCT

Each of our employees and Directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the Company. Ethics and integrity, defined by the principles of honesty, fairness, respect and responsibility, are core values of the Company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the Company’s business. Any waiver of the Code of Conduct for executive officers or Directors may be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board, and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

DIRECTOR INDEPENDENCE

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the Company, the Board has determined that the following Directors meet those independence standards and that each of these individuals is independent and free of any material relationships with the Company other than as established through his or her service as a Director of the Company: Joseph A. Carrabba, Phillip R. Cox, Diane C. Creel, Terry L. Dunlap, Randall H. Edwards, Donald T. Misheff, John P. Reilly, Ronald A. Rice and Randall A. Wotring. With respect to Mr. Reilly, who also is a member of the board of directors of The Timken Company, the Board determined that his service on the board of directors of The Timken Company does not impair his independence after giving consideration to the continuing commercial and other relationships between the companies following the spinoff. As discussions arise regarding transactions or other matters between TimkenSteel and The Timken Company, Mr. Reilly has not and will not participate in such discussions or any related Board approvals. Mr. Reilly’s current term as a director of The Timken Company expires at The Timken Company’s 2016 Annual Meeting of Shareholders and he will not stand for re-election.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is led by Chairman Ward J. Timken, Jr. In addition, John P. Reilly has been appointed as Lead Director.

The Chairman oversees the planning of the annual Board of Directors’ calendar and, in consultation with the other Directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussions at such meetings. In addition, the Chairman provides guidance and oversight to other members of management, helps with the formulation and implementation of our strategic plans and acts as the Board of Directors’ liaison to the rest of management. In this capacity, the Chairman is actively engaged on significant matters affecting TimkenSteel. The Chairman also leads our Annual Meetings of Shareholders and performs such other functions and responsibilities as requested by the Board of Directors from time to time.

The Lead Director’s duties include: (a) developing agendas for, and presiding over, the executive sessions of the independent Directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other Directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison between the independent Directors and the Chairman and CEO; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent Directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

RISK OVERSIGHT

The Audit Committee coordinates with and assists the Board of Directors in overseeing the Company’s management of risk, including the Company’s processes for identifying, reporting and managing risks. The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the Company assess and manage risks, and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. Where the Board of Directors, directly or through another committee of the Board, has processes in place to manage non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk taking.

RELATED PARTY TRANSACTIONS APPROVAL POLICY

As noted, our Directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires that an employee or Director act in the best interests of the Company and avoid actual or potential conflicts of interest. In order to fulfill this duty, employees and Directors must avoid situations in which their actions or loyalties are, or appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct does specifically prohibit the following situations:

•	holding a significant financial interest or directorship in one of our customers, competitors or suppliers;

•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our Company’s employees;

•	investing in customers, suppliers or competitors that are not publicly traded;

•	making or receiving a loan or credit from any of the Company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our Company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;

•	taking personal advantage of corporate opportunities that the Company might be interested in pursuing;

•	using the Company’s assets for personal gain;

•	using the Company’s property other than in connection with our business; and

•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for Directors or executive officers may be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any of these waivers for Directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

At TimkenSteel, we believe in rewarding employees, including our named executive officers (NEOs), for helping us achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to align the interests of our executives and shareholders, reward leaders for strong business results and attract, retain and motivate the best talent in the industry. The following chart highlights the key considerations behind the development, review and approval of the compensation for our executive officers named in the 2015 Summary Compensation Table:

Objectives	Philosophy

Our executive compensation program is designed to:

✓    Align the interests of our executives and shareholders

✓    Reward executives for sustained, strong business and financial results

✓     Attract, retain and motivate the best talent

Our executive compensation philosophy is built on the following principles:

✓    Recognize that people are our strongest asset

✓    Reward results linked to short, medium and long-term performance (pay-for-performance)

✓     Position pay affordably and competitively in the marketplace

✓    Drive a focus on increasing shareholder value

The following individuals have been determined to be the NEOs of TimkenSteel for 2015:

•Ward J. Timken, Jr., Chairman, CEO & President

•Christopher J. Holding, Executive Vice President & Chief Financial Officer

•Donald L. Walker, Executive Vice President, Human Resources & Organizational Advancement

•Frank A. DiPiero, Executive Vice President, General Counsel & Secretary

2015 PERFORMANCE

TimkenSteel ended 2015 with sales of $1.1 billion and a loss of $1.65 per diluted share. These results were driven by lower volume from energy and industrial end market weakness, high per-ton manufacturing costs, and unfavorable timing impacts from raw material spread, slightly offset by LIFO income. Automotive demand was strong for the year. The company paid consecutive quarterly dividends of $0.14 per share through the third quarter.

Because performance was below pre-established threshold levels, there was no payout under the 2015 annual incentive plan. As of December 31, 2015, the value of unvested restricted stock units is much less than the value at the time of grant. Additionally, performance shares granted for the second half of the 2013-2015 performance cycle did not pay out, and performance shares granted in January 2015 are at significant risk of not paying out as well. Finally, all outstanding stock options are underwater. Overall, the value of our executive compensation program at the end of 2015 reflects our operating performance, demonstrating that our compensation plans align with our performance.

2015 COMPENSATION DECISIONS AND ACTIONS

Factors Guiding Our Decisions

The following factors guided the compensation decisions for 2015:

•Executive compensation program objectives and philosophy

•Financial performance

•Recommendations of the Chairman, CEO & President for other NEOs

•Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk taking

•Advice of independent, outside compensation consultant

•Market pay practices as reflected in external executive compensation data, studies and trends

Key 2015 Compensation Decisions (see pages 34-40 for details)	Compensation decisions made in early 2015, including base salary adjustments and long-term incentive grants, recognized that 2015 would be a very challenging year for the Company. These decisions took into account the need to align executives with shareholders, as well as the challenging business conditions the company anticipated in 2015. The compensation decisions outlined below reflect our executive compensation philosophy and demonstrate our strong commitment to paying for performance.
Base Salary
•Mr. Timken’s annual base salary remained unchanged at $865,200 for 2015.

•Mr. Holding’s annual base salary was increased 5%, further aligning his base salary to the market for his position.

•Mr. Walker’s annual base salary remained unchanged at $365,040 for 2015.

•Mr. DiPiero’s annual base salary was increased 3% which reflected the market for executive salary increases in 2015.
Annual Incentive
Because 2015 financial performance was below the pre-established threshold level of profitability, there was no payout under the Company’s annual incentive plans for the 2015 performance period.

Long-Term Incentives
Performance shares, restricted stock units and stock options: the NEOs received target grants of long-term incentive awards in 2015, with values ranging from $300 thousand to $3.2 million.

Key 2015 Compensation Decisions	Strategic Performance Shares: strategic performance shares awarded for the 2013-2015 performance period were bifurcated in connection with the spinoff from The Timken Company. Performance for the first 18 months of the 2013-2015 performance cycle was scored and resulting payouts determined as of June 30, 2014, based on performance through that date. A new grant of strategic performance shares tracking performance for the second half of the 2013-2015 cycle was then awarded by TimkenSteel in August 2014. The payouts for the 2013-2015 performance period included in 2015 compensation for our NEOs reflect the payouts earned for the first half of the performance period and determined at the time of the spinoff on June 30, 2014. There was no payout earned for the strategic performance shares granted in August 2014 for the second half of the 2013-2015 performance period. Consequently, the effective payout for strategic performance shares granted for the 2013-2015 performance period plan was 47% of target.
Program Updates Implemented at the Beginning of 2015

A New Long-Term Incentive Program Design for 2015

As a new independent company and in consideration of our objectives and philosophies, in 2015 we granted a mix of performance shares, stock options and time-vested restricted stock units to reward executives for attainment of specified medium- and long-term corporate performance goals.

Performance shares are performance-based restricted stock units, with vesting and the number of shares received contingent upon the achievement of specified performance objectives over a three-year period. Performance shares serve to both reward and retain executives, as the number of shares awarded and ultimate value of the earned award are linked to performance and the stock price when the shares vest.

The metrics for performance shares granted in 2015 were average ROIC and cumulative EPS for the three-year performance period. The Compensation Committee believes these metrics are key components of shareholder value creation and are highly correlated to achievement of the Company’s business strategy.

As shown in the table below, three-quarters of the 2015 long-term incentive value is delivered in performance-based awards for most TimkenSteel NEOs. The Chief Executive Officer’s long-term incentive is completely performance-

Program Updates Implemented at the Beginning of 2015	based, reflecting the Compensation Committee’s belief that the CEO is in a unique role and thus his incentive compensation should be entirely linked to achieving specific performance criteria.

	2015 Long-Term Incentive Mix

		Performance-Based		Time-Based

				Time-Vested
		Performance	Stock	Restricted
		Shares	Options	Stock Units

	Chief Executive Officer	70%	30%	0%
	Other NEOs	45%	30%	25%

	The Compensation Committee believes that, in total, the long-term incentive plan grants made in 2015 will provide a strong focus on shareholder value creation over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders. The implementation of a performance-based long-term incentive plan demonstrates our commitment to aligning pay with performance.

	No Other Program Changes for 2015
	The structure of our other 2015 executive compensation programs remained the same as those in place in 2014. We will evaluate the design of our compensation programs going forward as we continue to develop our identity as an independent company, taking into account factors including market practice and our business strategy.

Request for additional shares under the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan

Our equity compensation plan, the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (the “2014 Equity Plan”), was originally approved by The Timken Company as our sole shareholder in June 2014, in anticipation of the spinoff of TimkenSteel as an independent, publicly traded company. In May 2015, our shareholders approved the material terms of the 2014 Equity Plan for purposes of Section 162(m) of the Internal Revenue Code, enabling the Company to potentially benefit from certain tax deductions for awards made under the plan. That shareholder approval of the 2014 Equity Plan did not increase the number of shares available for awards. Based on the number of shares reserved for awards under the 2014 Equity Plan at the time of the spinoff, we anticipated we would seek shareholder approval for additional shares sometime in the 2016/2017 time frame. Given the market volatility we experienced in 2015, we are seeking this approval at the earlier end of our expected time frame. Shareholder approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan will increase the number of shares available for awards under the 2014 Equity Plan and will allow the Company to continue to provide long-term incentive compensation to key employees and non-employee directors.

The flexibility to deliver equity-based compensation awards advances shareholders’ interests and the long-term success of the Company.

The use of equity compensation is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for key employees and non-employee directors to create shareholder value because the value said individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our key employees and non-employee directors with the investment interests of our shareholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria. We will continue to monitor our equity use (participants, opportunities, award types and mix) in order to manage our overall dilution and annual burn rate, such that we are delivering equity to those employees who have the greatest impact on long-term financial performance and stock price results. The 2014 Equity Plan and the Company’s request to increase the number of shares available for awards under the plan is discussed in more detail in Proposal 4 of this Proxy Statement.

CEO PAY AT-A-GLANCE

In setting the CEO’s target pay for 2015, the Committee reviewed market data of similar positions and considered the total compensation package for the CEO in relation to the target established for the position and taking into account the CEO’s scope of responsibilities. The Committee established target total direct compensation (base salary, target annual incentives and target long-term incentive grants) for the CEO between the 50th and 75th percentiles based on compensation survey data.

Base represents the CEO’s yearly guaranteed fixed amount of compensation. Annual Incentive represents the 2015 annual performance award. Long-Term Incentive includes the realizable “in the money” value of stock options and the value of the performance shares granted in 2015. This illustration further demonstrates the alignment between our compensation plans and company performance. The relationship between target and realizable compensation is attributable to the lack of any payout for the 2015 annual performance award and the decline in the Company’s share price since the grant date of stock options and performance shares. The stock options granted in 2015 had no intrinsic value as of the end of 2015.

ALIGNING PAY WITH PERFORMANCE

TimkenSteel’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

Pay-for-performance is one of the four principles that make up our executive compensation philosophy. To ensure we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including for 2015:

•The ratio of earnings before interest and taxes to beginning invested capital (EBIT/BIC),

•Working capital as a percentage of sales,

•New business sales,

•Return on invested capital (ROIC), and

•Earnings per share (EPS) (measured on an absolute basis, but targeted to achieve desired levels of growth) over the applicable period.

The Company’s Approach to
Rewarding Performance

Annual Incentive

•Reward achievement of short-term corporate and individual performance goals

Restricted Stock Units and Stock Options

•Reward long-term value creation

•Reinforce ownership in the Company

•Support retention of executives

Performance Shares

•Reward long-term financial results that drive value creation

•Link compensation to building long-term shareholder value

•Reinforce ownership in the Company

•Support retention of executives

83% of the total direct compensation delivered to Mr. Timken, and between 58% and 67% delivered to the other NEOs, is comprised of incentive-based pay. Our Compensation Committee uses a comprehensive and well-defined process to assess Company performance. We believe our metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company uses a balance of short-, medium- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The Company’s incentive compensation programs for executives are designed to link compensation with the full spectrum of our business goals, some of which are short term, while others take several years or more to achieve:

	Short Term (Cash) Annual Incentive	Long Term (Equity/Cash) Performance Shares	Long Term (Equity) Time-Based Restricted Stock Units	Long Term (Equity) Nonqualified Stock Options
Objective	Short-term operational business priorities	Medium-term strategic financial goals	Long-term shareholder value creation	Long-term shareholder value creation
Time Horizon	1 Year	3 Years	3 Years	10 Years
Metrics	70% EBIT/BIC 15% working capital as a percentage of sales 15% new business sales	ROIC and EPS Stock Price Time	Stock Price Time	Stock Price Time

What We Do	What We Don’t Do

✓     Pay-for-performance

✓     Establish target pay based on market norms

✓      Deliver total direct compensation primarily through

       variable pay

✓      Set challenging short- and long-term incentive

       award goals

✓      Provide strong oversight that ensures adherence to

       incentive grant regulations and limits

✓      Maintain robust stock ownership requirements

✓      Include double-trigger vesting in the event of a CIC

✓     Adhere to an incentive compensation recoupment

       “clawback” policy

✓      Maintain anti-hedging and anti-pledging policies

       with respect to Company stock

✓      Offer market-competitive benefits

✓      Consult with an independent advisor on pay

x     Provide tax gross-ups

x     Re-price stock options

x     Pay current dividends on performance-based

       restricted stock units

x     Provide excessive perquisites

x     Reward executives without a link to performance or

       shareholder-value creation

CONSIDERATION OF 2015 SAY-ON-PAY VOTE

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting. In 2015, shareholders approved the compensation of our NEOs as described in our 2015 Proxy Statement, with 97% of votes cast in favor of our “say-on-pay” proposal. Based on this vote, as well as other feedback from conversations with investors during the course of 2015, the Compensation Committee determined not to make any changes to our compensation programs as a result of the shareholder advisory vote.

DETERMINING COMPENSATION FOR 2015

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. As part of this process, the Compensation Committee reviews all the components of compensation for the NEOs and determines whether each individual’s total compensation is reasonable and consistent with the Company’s

In establishing and reviewing the Company’s compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not.

compensation philosophy. In making this determination, the Compensation Committee may consider the recommendations of the CEO, market data provided by the Committee’s external compensation consultant and additional factors, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position, and may make adjustments to a particular element of an executive’s compensation in light of these considerations.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive opportunities and grants for the Company’s NEOs. The amount of past compensation realized or potentially realizable has not directly impacted the level at which current and long-term pay opportunities have been set, although the Compensation Committee does consider this information in its deliberations.

ROLE OF THE CEO AND MANAGEMENT

The CEO, in consultation with Human Resources and Organizational Advancement leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the Company’s overall business strategy, as well as the Company’s compensation philosophy. Although these recommendations are given significant weight, the Committee retains full discretion when determining compensation.

In preparing compensation recommendations for the NEOs, the CEO and Human Resources and Organizational Advancement

Establishing Base Salaries

When establishing base salaries for NEOs, the Compensation Committee considers a competitive range around the 50th percentile of the general industry data for comparable roles as an initial guideline.

leadership together consider market data for the key elements of compensation provided to the NEOs and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual incentives and long-term incentive grants) also is evaluated in relation to the total compensation of comparable positions derived from the general market data as well as internal equity considerations.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent members of the Board of Directors during executive session.

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of a compensation consultant to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. The consultant also provides market data directly to the Compensation Committee, which the Compensation Committee references when determining compensation for executive officers.

In 2015, the Compensation Committee initiated a search for an independent compensation consultant to serve the Committee as its advisor and asked the CEO and Human Resources and Organizational Advancement leadership to participate in the review and the initial evaluation of independent compensation consultants. The Committee was in search of a top consultant with extensive experience with public companies and industry expertise to provide partnership, objectivity and independence. In May of 2015 the Compensation Committee selected Meridian Compensation Partners to replace Willis Towers Watson as its compensation consultant.

In 2015, Meridian’s and Willis Towers Watson’s primary areas of assistance were:

•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

•	Reviewing information developed by management for the Compensation Committee and providing its input to the Committee regarding such information;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Committee Chairperson and management prior to meetings; and

•	Reviewing with management and the Compensation Committee materials to be used in the Company’s Proxy Statement.

While the consultant reports directly to the Compensation Committee, the Committee has authorized the consultant to interact with the Company’s management, as needed, on behalf of the Compensation Committee.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, its consultant to ensure executive compensation consulting independence. The process includes a review of the services provided, the quality of those services, and fees associated with the services during the fiscal year.

As noted above, Willis Towers Watson served as the compensation consultant to the Compensation Committee until May 2015. Willis Towers Watson was paid $73,420 for executive compensation advice during 2015 and $841,179 for consulting and administration services related to the Company’s retirement and health benefits during 2015. With respect to the period that Willis Towers Watson served as the compensation consultant to the Compensation Committee, the Committee considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Willis Towers Watson. Based on this review, the Compensation Committee determined that Willis Towers Watson was independent of the Company and management and did not identify any conflict of interest raised by the work performed by Willis Towers Watson.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

KEY ELEMENTS OF OUR 2015 TOTAL REWARDS PROGRAM

Our executive compensation programs are designed to align the interests of our executives and shareholders and to encourage the personal and collective growth of our executives through improved Company performance. The following chart highlights the key elements of our total rewards program and how each is linked to program objectives.

	Type of Compensation	Link to Program Objectives
Base Salary	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive	Cash	Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met.
Long-Term Incentive: Nonqualified Stock Options	Long-Term Equity	Helps ensure executive pay is directly linked to value created for shareholders. Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.
Long-Term Incentive: Performance Shares	Long-Term Equity

Links compensation of executives to the building of long-term shareholder value, balances short-term operating focus, and aligns the long-term financial interests of executive management with those of our shareholders.

Designed to reward executives for attainment of specified medium-term corporate performance goals; value is linked to the stock price.

Long-Term Incentive: Restricted Stock Units	Long-Term Equity	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.
Retirement and Savings	Benefit

Helps attract and retain executive talent. NEOs receive retirement benefits through several plans:

•Qualified and nonqualified defined contribution plans;

•Qualified and nonqualified defined benefit plans; and

•Deferred compensation plan.

Other Benefits	Benefit	Helps attract and retain executive talent. NEOs participate in the benefit plans available to salaried employees including medical and dental benefits, and life, accidental death and disability insurance. Perquisites are limited in amount and the Compensation Committee limits eligibility and use.
Severance and Change in Control Agreements	Benefit

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the Company and the NEOs from risks by providing:

•Economic stability;

•Death or disability payments; and

•Payments and benefits in the event of a change in control.

Guidelines for base salaries, annual incentives and long-term incentive grants are initially based on the 50th percentile of the general industry data for comparable roles. While the Company also reviews compensation practices within the steel and related industries, this data is not the primary consideration for pay guidelines.

The Company may provide target compensation above or below the 50th percentile for a particular position, based on internal factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

The Company establishes compensation levels in this way for two main reasons:

•First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and

•Second, it requires excellent performance for pay that is higher than that indicated in the general industry data for comparable roles.

ANALYSIS OF 2015 COMPENSATION

BASE SALARY

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range.

2015 Base Salary Decisions

	Base Salary (Annualized)
NEO	2014 Salary	2015 Salary	Percent Change
Ward J. Timken, Jr.	$865,200	$865,200	0%
Christopher J. Holding	$350,000	$367,500	5%
Donald L. Walker	$365,040	$365,040	0%
Frank A. DiPiero	$350,004	$360,504	3%

ANNUAL INCENTIVE

The Company’s annual incentive provides the NEOs with the opportunity to earn rewards based on the achievement of corporate performance goals established by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the Senior Executive Management Performance Plan (SEMPP).

Our SEMPP generally permits us to grant awards that may comply with Section 162(m) of the Internal Revenue Code. In order for amounts earned under this plan to qualify as “performance-based,” the Compensation Committee can exercise discretion only to reduce a calculated award under the plan formula. As a result, performance at target levels results in the plan being initially funded above the level of the Company’s broad-based annual incentive plan, the Annual Performance Award plan (APA plan). This provides the Compensation

Linking Compensation to Performance

The Compensation Committee established corporate EBIT/BIC as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value.

Committee with the ability to set the payout under the SEMPP consistent with payouts under the APA plan. Actual awards for the NEOs are comparable with the awards made to other annual incentive plan participants under the APA plan, while providing the Committee with the flexibility to pay up to the funded level if performance warrants.

For 2015, the SEMPP provided the CEO a target award opportunity of 120% of base salary. The SEMPP provided the other NEOs a target award opportunity of 55% to 65% of base salary. Target award opportunity levels for the NEOs were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure and the extent to which the Compensation Committee uses discretion to reduce the awards.

2015 Annual Performance Award Decisions

Aligning Executive Annual Incentives with Company-wide Annual Performance Award Incentive Plan

Like all salaried TimkenSteel employees, our NEOs have the opportunity to receive an annual incentive award for meeting and exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the overarching plan in which the executives participate, the payouts from this plan are calculated consistently with payouts associated with the Company-wide APA plan that covers all salaried employees. APA and SEMPP payouts are determined by the following factors:

•Earnings measured by EBIT/BIC;

•Working capital management measured by working capital as a percentage of sales;

•New business sales; and

•Individual performance.

The degree of achievement of these goals is used by the Compensation Committee to determine if and how to apply negative discretion to NEO bonuses as calculated under the SEMPP.

The following charts show performance targets, actual performance levels and actual payouts for the 2015 APA plan:

Weighting	70%	15%	15%
Performance Target	8.4%	22.3%	$250M
Actual Result	-10.1%	27.2%	$255M
	Below Circuit Breader

As noted above, payouts under the SEMPP are determined and calculated consistently with payouts under the APA Plan. Accordingly, for the 2015 SEMPP, the following performance measures were applied: (1) corporate EBIT/BIC (calculated to exclude the effects of acquisitions and divestitures above $50 million in size, changes in tax laws or accounting principles, non-cash impairments, non-budgeted restructuring actions, changes in other comprehensive income and any amounts received under the U.S. Continued Dumping and Subsidy Offset Act); and (2) working capital as a percentage of sales. Corporate EBIT/BIC constituted 70% of the total award calculation and working capital as a percentage of sales constituted 30%. As reflected in the APA table above, actual performance on the EBIT/BIC measure was below threshold for 2015, working capital was slightly above threshold (unfavorable), and the circuit breaker established for the plan (below which no payout may be made) of 3.4% EBIT/BIC was not achieved. As a result, the Senior Executive Management Performance Plan was not funded for 2015 and no payouts were made.

LONG-TERM INCENTIVES

In 2015, three different types of long-term incentive grants were utilized for the NEOs:

•	Nonqualified stock options, which vest 25% per year over four years and are intended to provide value to the holder only if shareholders receive additional value (in the form of share price appreciation) after the date of grant;

•	Restricted stock units, which cliff-vest at the end of a three-year period and have a value that changes based on changes in the Company’s stock price; and

•	Performance shares, which are performance-based restricted stock units designed to reward executives for attainment of specified medium-term (three-year) corporate performance goals and the value of which is linked to the share price.

2015 Long-Term Incentive Mix
	Performance-Based		Time-Based
	Performance Shares	Stock Options	Time-Vested Restricted Stock Units
Chief Executive Officer	70%	30%	0%
Other NEOs	45%	30%	25%

In total, we believe these grants provide a balanced focus on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The value of the entire long-term incentive grant is linked directly to the price of our common stock. For nonqualified stock options, the recipient recognizes value only to the extent the stock price rises above the market price of the stock at the time the option is granted. For restricted stock units, value rises or falls depending on the stock price performance. For performance shares, the value is tied to both the Company’s stock price and the achievement of financial objectives.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the grant types.

2015 Long-Term Incentive Decisions

Long-Term Incentives
	Target Grant Opportunity*	Number of Stock Options	Value of Stock Options	Number of Restricted Stock Unit Awards		Value of Restricted Stock Unit Awards		Number of Performance Shares	Value of Performance Shares	Total Value of Award
Ward J. Timken Jr.	400%	95,000	$960,450	0	**	$0	**	74,800	$2,169,200	$3,129,650
Christopher J. Holding	120%	14,600	$147,606	4,100		$118,900		7,400	$214,600	$481,106
Donald L. Walker	100%	10,700	$108,177	3,000		$87,000		5,400	$156,600	$351,777
Frank A. DiPiero	85%	9,000	$90,990	2,500		$72,500		4,500	$130,500	$293,990

*	As a percentage of base salary midpoint.

**	As mentioned previously, Mr. Timken’s long-term incentive awards were 100% performance based, which is why he did not receive a grant of time-vested restricted stock units.

For the grants made in 2015, the target value to be delivered in stock options, restricted stock units and performance shares was 400% of base salary midpoint for Mr. Timken and between 85% and 120% of base salary midpoint for the other NEOs. Mr. Timken was allocated 30% stock options and 70% performance shares. The allocation percentage for the other NEOs was 30% stock options, 25% restricted stock units and 45% performance shares. As stated previously, Mr. Timken’s grant was 100% performance based, reflecting the Compensation Committee’s belief that his role, more than other officers, is directly accountable for long-term shareholder value creation.

The target value for each grant is converted to a number of options or shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average price over the five trading days immediately preceding the grant date in determining the number of shares granted in 2015.

The Compensation Committee typically makes long-term incentive grants at the first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and Committee meetings are generally scheduled at least a year in advance.

Stock Options

In 2015, our key employees (including the NEOs) received nonqualified stock options that:

•	Have an exercise price equal to the opening price of the stock on the date of grant;

•	Generally will vest over a four-year period in equal amounts each year; and

•	Generally will expire ten years after the date of grant.

The Compensation Committee believes that these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they have value only to the extent the stock price on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award. For information about the specific number of stock options awarded in 2015 to each of the NEOs, see the 2015 Grants of Plan-Based Awards Table on page 47.

Restricted Stock Units

Restricted stock units represent the NEOs’ interest in TimkenSteel stock and are issued as shares upon completion of a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest. These awards generally will vest on the third anniversary of the grant. For information about the specific number of service-based restricted stock units awarded in 2015 to each of the NEOs, see the 2015 Grants of Plan-Based Awards Table on page 47.

Performance Shares

Performance shares are performance-based restricted stock units, with vesting and the number of shares received contingent upon the achievement of specified performance objectives over a three-year period. The performance objectives are closely tied to the Company’s strategic plan, which is based on achieving top quartile shareholder return. Performance shares also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest.

The performance objectives for strategic performance shares granted in 2015 were average ROIC and cumulative EPS for the three-year performance period. The Compensation Committee selected these metrics because it believes they are key components of shareholder value creation and highly correlate to achievement of the Company’s business strategy. Actual performance is calculated to exclude the effects of changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the U.S. Continued Dumping and Subsidy Offset Act. At the time the specific performance targets for each metric were established, the Compensation Committee believed that the targets for the performance shares granted in 2015 were very challenging, but achievable.

The Company’s performance targets for the strategic performance shares granted in 2015 are summarized in the following table:

2015 to 2017 Performance Share Targets

	Threshold	Target	Maximum
Average ROIC	4.0%	8.0%	12.0%
Cumulative EPS	$2.86	$5.78	$8.70
Plan Funding	50%	100%	150%

The award was designed so that, for any award to be earned, actual performance must achieve at least the threshold performance levels for both ROIC and EPS. If the threshold performance level for either measure is not attained, then no payout will be earned. If an award is payable, the number of shares earned could range from 50% to 150% of target based upon the actual performance over the three-year performance period. The value of a share is equal to the share price when the shares vest. Final awards are settled in cash or in shares of the Company, as follows:

•	Officers who have met their share ownership requirement at the time of grant receive the value of any final award in cash; and

•	Officers who have not met their share ownership requirement at the time of grant receive the value of any final award in shares.

For information about the specific number of performance shares awarded in 2015 to each of the NEOs, see the 2015 Grants of Plan-Based Awards Table on page 47.

2013 to 2015 Strategic Performance Share Awards

In 2013, as part of The Timken Company, the NEOs (with the exception of Frank DiPiero who was not employed by Timken at that time) received awards of strategic performance shares for the 2013-2015 performance period.

Much like performance shares, strategic performance shares are performance-based restricted stock units that vest depending upon achievement of specified performance objectives, typically over a three-year performance period. These performance objectives are closely tied to the Company’s strategic plan, which is based on driving top quartile shareholder return. Strategic performance shares also serve to both reward and retain executives, as the number of shares awarded and the receipt of a payout are linked to performance and continued employment, and the value of the payout is linked to the stock price when the shares vest.

As a result of the spinoff of TimkenSteel on June 30, 2014, the 2013-2015 strategic performance share measurement cycle ended half-way through the originally intended performance cycle. Performance for the first 18 months of the 2013-2015 performance cycle was scored by The Timken Company Compensation Committee as of June 30, 2014 (with earned awards determined to be settled in cash at the time the award would have otherwise been settled in early 2016). Performance targets were adjusted for this cycle to reflect the impact of the spinoff on Timken’s financial results, as explained in the box below. Adjusted targets and actual results for the first half of the cycle are summarized in the following table. The original target number of strategic performance shares granted under the 2013-2015 cycle was cut in half to reflect the fact that the award was scored halfway through the performance period. Based on performance for the first half of the cycle, 78% of the target number of strategic performance shares was earned. To provide market context, the value of the stock price of these shares appreciated 20% between the start of the performance cycle and June 30, 2014, resulting in final award values equal to 94% of target (78% multiplied by 120%).

	Threshold	Target	Maximum	Actual
Average ROIC	9.6%	14.4%	15.4%	12.3%
Cumulative EPS	$3.76	$6.17	$6.90	$5.15
Plan Funding	50%	100%	150%	78%

Calculating Adjusted Strategic Performance Share Performance Targets

Target EPS was reduced to exclude half of the 2014 earnings included in the original calculation in recognition of the truncated performance period, and target ROIC was recalculated to reflect the average of the original year 2013 and an adjusted year 2014 ROIC. This adjusted 2014 ROIC was based on a half-year of earnings for the numerator and the impact of a half-year of earnings in the average capital value for the denominator. 2015 earnings were excluded entirely for both EPS and ROIC. The adjusted EPS and ROIC metrics were set as the target payout and the threshold and maximum values were recalculated by maintaining the ratios to target from the original plan.

For NEOs who received a strategic performance share grant in February 2013 as part of the original full three-year 2013-2015 performance cycle, a new strategic performance share grant was made in August 2014 to account for the lost value associated with the truncated 2013-2015 award as illustrated below. Both halves of the cycle were settled in February 2016.

The table below shows the target levels of performance for the strategic performance share grant that was made in August 2014 to account for the lost value associated with the truncated 2013-2015 award and the actual performance achieved. Based on performance falling below both metrics for the second half of the 2013-2015 performance cycle, the original number of target strategic performance shares granted in August 2014 was cancelled.

	Threshold	Target	Maximum	Actual
Average ROIC	6.0%	12.0%	17.0%	-3.0%
Cumulative EPS	$2.09	$4.18	$5.91	($0.85)
Plan Funding	50%	100%	150%	0%

Taking both halves of the 2013–2015 strategic performance share award into account, strategic performance share awards for the 2013-2015 performance cycle were earned at 47% of target.

RETIREMENT AND OTHER BENEFITS

Retirement Income Programs

The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The NEOs participate

The Company’s retirement income programs support an important part of our executive compensation program objectives: retention.
in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides retirement income through several types of plans:

•	Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions, Company matching contributions and core defined contributions in excess of tax limits. The nonqualified defined contribution arrangement in which the NEOs participate is the Post Tax Savings Benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	Qualified and nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which the NEOs participate is the Supplemental Executive Retirement Program for Executive Officers (SERP). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires ten years of service, including five years as an officer, for full benefits to be earned.

Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on final average earnings (base salary and cash annual incentive compensation for the five highest non-consecutive years out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increase. Pension values also are influenced by external factors such as the current environment of low interest rates, which have caused pension values to increase. For additional information, see “Pension Benefits” on pages 50-51 of this Proxy Statement.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred Compensation

The Company maintains a Deferred Compensation Plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and Company matching contributions that would otherwise be paid out post-tax and incentive compensation payable in cash until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. In 2015, none of the NEOs earned “above-market” interest, as defined by the Securities and Exchange Commission.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.

The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Other Benefits

The Company’s executive officers, including all of the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs may also receive certain perquisites including term life insurance coverage (although this program is closed to new entrants), financial counseling and tax preparation assistance, executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), spousal travel benefits and home security systems (although this program is closed to new entrants). The value of these benefits is reflected in the All Other Compensation column in the 2015 Summary Compensation Table on page 44.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

SEVERANCE AGREEMENTS

In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control through severance agreements with individual executives. Severance agreements	The Company believes that providing for income continuity results in greater management stability and less unwanted management turnover.
are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and less unwanted management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by Willis Towers Watson. Severance pay was established as a multiple of base salary and actual annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee. The amounts of potential payouts are indicated in the Termination Scenarios table on page 55.

OTHER COMPENSATION PROGRAM FEATURES

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders and long-term stock price performance.

Linking Compensation to Stock Performance

Stock Ownership Guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts their personal holdings.

These guidelines establish the following specific ownership target for each of the NEOs:

•	Mr. Timken – 80,000 shares

•	Mr. Holding – 24,000 shares

•	Mr. Walker – 17,000 shares

•	Mr. DiPiero – 21,000 shares

The Company considers all shares owned by the executive, including deferred shares, restricted shares and performance shares still subject to forfeiture, but not shares that are subject to unexercised options, in determining whether the executive has met the ownership targets. As of December 31, 2015, Messrs. Timken and Walker had exceeded their ownership targets. Messrs. Holding and DiPiero must retain shares net of tax withholding earned under the Company’s long-term incentive plans until they reach their stock ownership guideline.

Anti-Pledging and Anti-Hedging Policy

The Company has a formal policy that prohibits pledging Company stock or hedging the economic risk related to such stock ownership.

Clawback Provisions

The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax Accounting Rules and Regulations

The Company analyzes the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly-traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Internal Revenue Code’s requirements for qualified performance-based compensation may not be subject to that deduction limitation. In addition, the Company may structure certain incentives as performance-based compensation. The Compensation Committee considers the deductibility of compensation and benefits for federal income tax purposes, along with other relevant factors, when determining executive compensation practices. While the Compensation Committee may take action from time to time to design certain elements of the NEOs’ compensation to meet the requirements for qualified performance-based compensation and limit the impact of Section 162(m) of the Code, the Compensation Committee also believes that tax deductibility is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract, motivate and help retain executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

2015 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2015, 2014 and 2013:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Ward J. Timken, Jr. Chairman, CEO & President	2015	$865,200	$2,169,200	$960,450	$0	$0	$193,640	$4,188,490
	2014	$865,200	$2,103,313	$2,469,233	$1,210,069	$2,586,000	$171,847	$9,405,662
	2013	$865,200	$1,316,718	$1,986,202	$1,896,472	$0	$198,393	$6,262,985
Christopher J. Holding Executive Vice President & Chief Financial Officer	2015	$364,583	$333,500	$147,606	$0	$0	$61,730	$907,419
	2014	$297,665	$315,011	$278,283	$215,015	$0	$41,747	$1,147,721
	2013	$214,284	$112,540	$76,968	$126,647	$0	$31,883	$562,322

Donald L. Walker Executive VP-HR & Org Advancement	2015	$365,040	$243,600	$108,177	$0	$37,000	$37,461	$791,278
	2014	$365,040	$324,707	$248,372	$255,272	$997,000	$36,159	$2,226,550
	2013	$362,700	$635,851	$186,006	$388,873	$0	$36,604	$1,610,034
Frank A. DiPiero(6) Executive Vice President, General Counsel and Secretary	2015	$358,754	$203,000	$90,990	$0	$0	$50,621	$703,365
	2014	$313,545	$156,672	$151,641	$206,423	$0	$20,769	$849,050

(1)	The amounts shown in this column represent, for 2015, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units granted to Messrs. Holding, Walker and DiPiero on January 29, 2015 (disregarding in each case estimates for forfeitures) and (b) performance shares (subject to being earned based upon achievement of the established performance objectives) granted to Messrs. Timken, Holding, Walker and DiPiero on January 29, 2015, assuming target achievement of the established performance objectives which was the probable outcome on the grant date. The restricted stock units will vest in full on January 29, 2018, provided that the named executive officer remains continuously employed by the Company through that date. The performance shares granted in 2015 were awarded to track performance for the 2015 to 2017 cycle. With respect to the performance shares, should performance equal or exceed the maximum goals for these 2015 performance shares, the grant date fair value for such awards would be as follows: Mr. Timken – $3,253,800; Mr. Holding – $321,900; Mr. Walker – $234,900; and Mr. DiPiero – $195,750. Based on assessment of ownership levels at the time of grant, the settlement for the performance shares will be in cash for Messrs. Timken and Walker and in stock for Messrs. Holding and DiPiero. The settlement for the restricted stock units granted to the NEOs will be in stock.

(2)	The amounts shown in this column represent, for each year, the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The amounts shown in this column for 2015 represent cash payouts earned under the TimkenSteel Senior Executive Management Performance Plan. Because Company performance fell below threshold in 2015, no payouts were earned for 2015. For additional information, see “2015 Annual Performance Award Decisions” on pages 35-36 of this Proxy Statement.

(4)	The amounts shown in this column for 2015 represent the difference between the amounts shown in the 2015 Pension Benefits Table on page 51 as of December 31, 2015, and those amounts calculated as of December 31, 2014. The amounts were calculated using the same assumptions, except that the calculations as of December 31, 2015, utilize a discount rate of 4.73% while a discount rate of 4.24% was used for the calculation as of December 31, 2014. For Mr. Timken, the change in pension value was negative, and therefore the entry in the table above is shown as $0. The actual negative change in pension value for Mr. Timken is $(597,000). The positive change in pension value of $37,000 for Mr. Walker in 2015 was due to an increase in the discount rate for 2015. Messrs. Holding and DiPiero are not eligible for Company-paid pension benefits.

Liabilities were determined assuming no probability of termination, retirement, death or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the NEOs earned above-market earnings in a deferred compensation plan. For additional information, see “Pension Benefits” beginning on page 50 of this Proxy Statement.

(5)	The amounts shown in this column for 2015 are broken down in detail in the following table:

Name	Annual Company Contribution to SIP Plan and Core DC Program(a)	Annual Company Contribution to Post-Tax Savings Benefit(b)	Annual Life Insurance Premium (Company Paid)	Executive Physicals (Company Required)	Financial Planning Reimburse- ment	Home Security	Personal Use of Company’s Country Club Member- ships(c)	Spousal Travel(d)	Tax Gross- Ups for Life Insurance, Financial Planning, Home Security and Spousal Travel(e)	Other(f)
Ward J. Timken, Jr.	$22,525	$153,873	$2,937	$1,340	$10,000	$525	$678	$293	$0	$1,469
Christopher J. Holding	$22,525	$26,128	$0	$1,289	$395	$0	$9,845	$0	$0	$1,548
Donald L. Walker	$11,925	$15,989	$0	$1,189	$6,391	$336	$0	$0	$0	$1,631
Frank A. DiPiero	$24,175	$20,947	$0	$1,426	$2,520	$0	$0	$0	$0	$1,553

(a)	The “SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for all new salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with The Timken Company equaled less than 50 as of December 31, 2003. Messrs. Timken, Holding and DiPiero participate in the Core DC Program.

(b)	The “Post Tax Savings Benefit” is the Company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(c)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of Company-paid annual membership dues in 2015 attributed to the personal use of country clubs by the named executive officers. There are no incremental costs to the Company for other personal expenses associated with such personal use, as all such costs are borne by the officer.

(d)	The amounts shown for spousal travel include actual incremental travel expenses, as well as estimated incremental costs of traveling on the Company’s aircraft (if used) when accompanying the NEO on business travel.

(e)	The Company does not provide tax gross-ups for executive benefits.

(f)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all employees equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

(6)	Mr. DiPiero first became an employee of The Timken Company in March 2014. Accordingly, compensation is reported for Mr. DiPiero only for 2014 and 2015.

2015 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Ward J. Timken, Jr.	01/29/2015 SEMPP(1)	$830,592	$1,765,008	$2,699,424
	01/29/2015 NQSOs(3)								95,000	$29.00	$960,450
	01/29/2015 Perf RSUs(4)				37,400	74,800	112,200				$2,169,200
Christopher J. Holding	01/29/2015 SEMPP(1)	$189,583	$402,864	$616,145
	01/29/2015 RSUs(2)							4,100			$118,900
	01/29/2015 NQSOs(3)								14,600	$29.00	$147,606
	01/29/2015 Perf RSUs(4)				3,700	7,400	11,100				$214,600
Donald L. Walker	01/29/2015 SEMPP(1)	$175,219	$372,341	$569,462
	01/29/2015 RSUs(2)							3,000			$87,000
	01/29/2015 NQSOs(3)								10,700	$29.00	$108,177
	01/29/2015 Perf RSUs(4)				2,700	5,400	8,100				$156,600
Frank A. DiPiero	01/29/2015 SEMPP(1)	$157,852	$335,435	$513,018
	01/29/2015 RSUs(2)							2,500			$72,500
	01/29/2015 NQSOs(3)								9,000	$29.00	$90,990
	01/29/2015 Perf RSUs(4)				2,250	4,500	6,750				$130,500

(1)	“SEMPP” reflects the payouts which each of the named executive officers is eligible to receive under the TimkenSteel Corporation Senior Executive Management Performance Plan at threshold, target and maximum performance levels for the performance period beginning January 1, 2015 and ending December 31, 2015. For additional information, see “2015 Annual Performance Award Decisions” on pages 35-36 of this Proxy Statement.

(2)	“RSUs” refers to restricted stock units granted to each of the named executive officers (except Mr. Timken) on the grant date indicated. Each grant of restricted stock units reported in this table will vest in full on January 29, 2018, provided that the executive maintains continuous employment by the Company through that date. For additional information, see “Long-Term Incentives” on pages 36-40 of this Proxy Statement.

(3)	“NQSOs” refers to the nonqualified stock options granted to each of the named executive officers on the grant date indicated. Each grant of NQSOs reported in the table has an exercise price equal to the fair market value (as defined in the plan) on the date of grant, has a ten-year term and will become exercisable over four years in 25% increments on the anniversary of the grant date. The agreements pursuant to which these option grants were awarded provide that such options will become exercisable in full and will vest in the event of death or disability of the option holder or in some change in control situations of the Company, in each case as defined in such agreements. For additional information regarding the vesting provisions under a change in control, see “Aligning Pay with Performance” on pages 29-30 of this Proxy Statement. In the cases of normal retirement and retirement with the Company’s consent (prior to the age of 62), such options will become exercisable with the same terms and conditions as normal vesting, as if the option holder had remained in the continuous employ of the Company.

(4)	The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to the named executive officers on January 29, 2015. The performance shares granted in January 2015 were awarded to track performance for the January 1, 2015 through December 31, 2017 performance cycle. For additional information, see “Long Term Incentives” on pages 36-40 of this Proxy Statement.

(5)	The amounts shown in this column reflect the fair value on the date of grant of RSUs, stock options and performance shares granted in 2015, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the opening price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs granted. The fair value of stock options is determined using the Black-Scholes model. The fair value of performance shares is equal to the opening price of TimkenSteel common shares on the date of grant multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

OUTSTANDING EQUITY AWARDS AT 2015 YEAR-END TABLE

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2015:

	Option Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($/share)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable

Ward J.	02/05/2007	57,000	0	$17.54	02/05/2017	02/13/2014	12,450	$104,331
Timken, Jr.	02/04/2008	63,500	0	$18.42	02/04/2018	01/29/2015			37,400	$313,412
	02/08/2010	52,300	0	$13.61	02/08/2020
	02/08/2011	53,000	0	$29.95	02/08/2021
	02/09/2012	33,825	11,275	$31.06	02/09/2022
	02/07/2013	23,224	23,226	$33.76	02/07/2023
	02/13/2014	11,500	34,500	$34.26	02/13/2024
	01/29/2015	0	95,000	$29.00	01/29/2025
Christopher J.	02/08/2010	2,250	0	$13.61	02/08/2020	02/13/2014	2,250	$18,855
Holding	02/08/2011	2,800	0	$29.95	02/08/2021	01/29/2015	4,100	$34,358	3,700	$31,006
	02/09/2012	1,500	500	$31.06	02/09/2022
	02/07/2013	900	900	$33.76	02/07/2023
	02/13/2014	1,400	4,200	$34.26	02/13/2024
	01/29/2015	0	14,600	$29.00	01/29/2025
Donald L.	02/08/2011	1,039	0	$29.95	02/08/2021	02/13/2014	2,000	$16,760
Walker	02/09/2012	2,736	914	$31.06	02/09/2022	01/29/2015	3,000	$25,140	2,700	$22,626
	02/07/2013	2,174	2,176	$33.76	02/07/2023
	02/13/2014	1,225	3,675	$34.26	02/13/2024
	01/29/2015	0	10,700	$29.00	01/29/2025
Frank A.	08/05/2014	2,175	6,525	$46.08	08/05/2024	08/05/2014	3,400	$28,492
DiPiero	01/29/2015	0	9,000	$29.00	01/29/2025	01/29/2015	2,500	$20,950	2,250	$18,855

(1)	All option awards reported in this table are nonqualified stock options that vest ratably 25% per year over the four-year period from the date of grant.

(2)	Stock awards reported in this table for each NEO include performance shares and cliff-vested restricted stock units. Performance shares (reported under the Equity Incentive Plan Awards column) were granted on January 29, 2015, and vest at the end of a designated performance period on December 31, 2017, contingent upon the achievement of the established performance objectives. The number of shares reflected for the performance shares granted on January 29, 2015, includes the amounts to be paid to each respective NEO assuming threshold performance is achieved under the established performance objectives. The settlement for the performance shares will be in cash for Messrs. Timken and Walker and in stock for Messrs. Holding and DiPiero. Cliff-vested restricted stock units were granted to Mr. Timken on February 13, 2014; to Messrs. Holding and Walker on February 13, 2014 and January 29, 2015; and to Mr. DiPiero on August 5, 2014 and January 29, 2015. Each of these grants of RSUs will vest on the third anniversary of grant date, except the RSUs granted to Mr. DiPiero on August 5, 2014, will vest on February 13, 2017. The market value of all shares shown in these columns was determined based upon the closing price of our common shares on December 31, 2015, which was $8.38.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our NEOs during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Ward J. Timken, Jr.	57,000	$676,590	11,409	$682,823
Christopher J. Holding	0	$0	897	$56,131
Donald L. Walker	0	$0	5,545	$128,362
Frank A. DiPiero	0	$0	0	$0

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of our common shares on the date of exercise. For this purpose, fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The number of shares acquired on vesting is, for each NEO, the sum of the strategic performance shares earned for the first half of the 2013-2015 performance cycle and performance shares or restricted shares which vested on February 8, 2015. Additionally, for Mr. Walker, the number of shares acquired on vesting also includes time-vested deferred shares which vested on December 31, 2015.

At the time of the spinoff of TimkenSteel from The Timken Company, the 2013-2015 performance period was closed out and a shortened performance period was used to calculate a prorated award based on results of The Timken Company through June 30, 2014. The original target number of strategic performance shares granted in 2013 was cut in half, reflecting the fact that the performance period was truncated due to the spinoff. The remaining strategic performance shares awarded in 2013 were cancelled. Strategic performance shares earned by each of the NEOs for the first half of the 2013-2015 performance cycle were as follows: Mr. Timken – 9,184 shares; Mr. Holding – 785 shares; and Mr. Walker – 1,295 shares. These strategic performance shares were settled in cash at the time the award would otherwise have been paid in early 2016. On August 5, 2014, strategic performance shares were awarded to track performance for the second half of the 2013-2015 cycle of the strategic performance shares originally granted in 2013 but cancelled at the time of spinoff. Company performance for the second half of the 2013-2015 cycle fell below threshold. As a result, there was no payout earned on the strategic performance shares awarded for the second half of the 2013-2015 performance cycle.

Other shares acquired on vesting by the NEOs and reflected in the table above include performance shares and restricted shares which vested on February 8, 2015, and deferred shares which vested on December 31, 2015, as follows: Mr. Timken – 2,225 performance shares; Mr. Holding – 112 restricted shares; Mr. Walker – 250 restricted shares and 4,000 deferred shares; and Mr. DiPiero – 0 shares.

(3)	The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of our common shares on the vesting date. For purposes of this calculation, fair market value for performance shares, restricted shares and deferred shares which vested is equal to the closing price of our common shares on the vesting date. With respect to the strategic performance shares which were earned for the first half of the 2013-2015 performance cycle, the value shown in the table reflects the cash payment made in settlement of these strategic performance shares in February 2016.

PENSION BENEFITS

QUALIFIED PLAN

In connection with the spinoff of TimkenSteel from The Timken Company, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff constitute years of service under the Qualified Plan.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3% per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4% per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for a NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50% joint and survivor form of payment and died the next day. If the NEO has at least 15 years of service at the time of his death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

SUPPLEMENTAL PENSION PLAN

In connection with the spinoff, the Company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. Supplemental retirement income benefits under the TimkenSteel SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the TimkenSteel Corporation Savings & Investment Pension Plan and the Post-Tax Savings Benefit. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age

55 with at least 15 years of Company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the TimkenSteel SERP, only actual years of service (with TimkenSteel and, prior to the spinoff, The Timken Company) are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

2015 PENSION BENEFITS TABLE

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2015:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Ward J. Timken, Jr.(2)	Supplemental Plan	23.6	$6,912,000
	Qualified Plan	11.6	$232,000
Christopher J. Holding(3)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Donald L. Walker	Supplemental Plan	36.8	$2,882,000
	Qualified Plan	36.8	$1,058,000
Frank A. DiPiero(3)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2015, of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 4.73% discount rate and updated mortality statistics consistent with the 2014 Society of Actuaries revised mortality tables. Benefits were determined assuming no probability of termination, retirement, death or disability before age 62. For 2015, the Internal Revenue Code pay limit was $265,000 and the maximum benefit was $210,000.

(2)	Because Mr. Timken did not have a combination of age and service that equaled or exceeded 50 as of December 31, 2003, he does not accumulate any service under the Qualified Plan after December 31, 2003.

(3)	Because Messrs. Holding and DiPiero were hired after January 1, 2004, they do not accumulate any service under either the supplemental or qualified plan.

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table below sets forth information regarding contributions, earnings and withdrawals during 2015 and the account balances as of December 31, 2015, for the named executive officers under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive Contributions in 2015(1)	Company Contributions in 2015(1)	Aggregate Earnings in 2015(2)	Aggregate Withdrawals/ Distributions in 2015	Aggregate Balance at December 31, 2015(3)
Ward J. Timken, Jr.	$106,516	$153,873	$69,868	$0	$1,822,586
Christopher J. Holding	$51,968	$47,630	$7,196	$0	$233,972
Donald L. Walker	$87,319	$15,989	$39,820	$0	$1,039,600
Frank A. DiPiero	$0	$7,352	$56	$0	$7,408

(1)	Amounts shown as executive contributions or Company contributions in 2015 were reported in the 2015 Summary Compensation Table.

(2)	This amount includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2015 Summary Compensation Table.

(3)	Amounts included in the aggregate balances that previously were reported as compensation in the Summary Compensation Table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Timken – $1,339,499; Mr. Holding – $119,777; and Mr. Walker – $654,898.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into severance agreements with each of our NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel 2014 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2015 termination date.

CHANGE IN CONTROL

Under the Severance Agreements with our NEOs, when certain events occur, such as a reduction in responsibilities or termination of employment without cause, following a change in control of the Company (as defined in the Severance Agreements), the NEO will be entitled to receive a cash severance payment in an amount equal to a multiple of three times the sum of his annual base salary and the greater of: (1) his target annual amount of incentive compensation for the year in which he terminates employment; or (2) his target annual amount of incentive compensation for the year in which the change in control occurs. The form of Severance Agreement does not contain an excise tax gross-up provision. Rather, the agreements provide that the NEO can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the Company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

In addition, the NEO would receive a lump sum amount representing the SERP benefit. The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the NEO continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality tables and interest rates promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the Company is not continued and the value of the equity award is not replaced with an equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause, then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for three years and career outplacement services.

VOLUNTARY TERMINATION

In the case of a voluntary termination of employment by one of our NEOs, the NEO is not entitled to receive, and the Company will not make any cash severance, retirement benefits or other perquisite payments and unvested equity-based grants will not vest.

INVOLUNTARY TERMINATION WITH CAUSE

The Company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when one of our NEOs is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only if the NEO commits an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; an intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or an intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.

If the Company terminates the NEO’s employment for cause, any benefit payable from a qualified plan will be forfeited.

INVOLUNTARY TERMINATION WITHOUT CAUSE

In the case of an involuntary termination without cause, each NEO is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target), except that the Chairman, CEO and President is instead entitled to severance of 2 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO is also entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the Company.

RETIREMENT

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the Company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the 2015 Pension Benefits Table (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of strategic performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the Company for the remainder of the vesting period.

DEATH OR PERMANENT DISABILITY

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except strategic performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of the NEO’s death, his beneficiary will have one year following his death to exercise stock options.

As a result of the spinoff, the Company assumed the obligations of The Timken Company under the Death Benefit Agreement with Mr. Timken. In the event of the death of Mr. Timken while continuously employed, a cash payment of $600,000 will be designated to his beneficiary.

TERMINATION SCENARIOS

Mr. Timken
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance(1)	$0	$0		$0	$3,806,880	$5,710,320
Equity(2)	$0	$0		$417,743	$417,743	$417,743
Retirement Benefits(3)	$0	$0		$0	$0	$495,000
Other Benefits(4)	$0	$0		$600,000	$50,000	$65,000
Excise Tax Gross-Up(5)						$0
Total	$0	$0	$0	$1,017,743	$4,274,623	$6,688,063
Mr. Holding
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance(1)	$0	$0		$0	$876,096	$1,752,192
Equity(2)	$0	$0		$84,219	$72,371	$84,219
Retirement Benefits(3)	$0	$0		$0	$0	$155,000
Other Benefits(4)	$0	$0		$0	$42,500	$65,000
Excise Tax Gross-Up(5)						$0
Total	$0	$0	$0	$84,219	$990,967	$2,056,411
Mr. Walker
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance(1)	$0	$0	$0	$0	$902,343	$1,804,686
Equity(2)	$0	$0	$25,466	$64,526	$55,867	$64,526
Retirement Benefits(3)	$0	$0	$301,000	$0	$0	$79,000
Other Benefits(4)	$0	$0	$0	$0	$42,500	$65,000
Excise Tax Gross-Up(5)						$0
Total	$0	$0	$326,466	$64,526	$1,000,710	$2,013,212
Mr. DiPiero
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance(1)	$0	$0		$0	$834,103	$1,668,206
Equity(2)	$0	$0		$76,677	$68,355	$76,677
Retirement Benefits(3)	$0	$0		$0	$0	$137,000
Other Benefits(4)	$0	$0		$0	$42,500	$65,000
Excise Tax Gross-Up(5)						$0
Total	$0	$0	$0	$76,677	$944,958	$1,946,883

(1)	“Cash Severance” refers to amounts payable to each NEO under the Severance Agreements.

(2)

“Equity” includes the value of restricted shares, performance shares, strategic performance shares and stock option grants which the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table, all full-share awards are valued at the closing price of our common shares on December 31, 2015, which was $8.38. As of December 31, 2015, all outstanding stock options are underwater, resulting in no value in the table. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control. Additionally, for Mr. Walker, who was the only NEO eligible for early retirement as of December 31, 2015, “Retirement Benefits” includes the value of early commencement of retirement benefits under the qualified and supplemental plans.

(4)	“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, for Mr. Timken, the amount shown under “Death and Disability” represents the value of the death benefit payable pursuant to the terms of a Death Benefit Agreement originally entered into between Mr. Timken and The Timken Company and assumed by the Company at the time of the spinoff.

(5)	“Excise Tax Gross-Up” will not be triggered for any of the NEOs, as each of them has entered into an agreement that excludes the payment of tax gross-up amounts.

(6)	Values are shown under the retirement scenario for only those NEOs who were eligible for normal retirement or early retirement as of December 31, 2015. Mr. Walker is the only NEO who was eligible for early retirement as of December 31, 2015. The amount reflected under “equity” assumes early retirement with Company consent.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

APPOINTMENT OF INDEPENDENT AUDITOR FOR 2016

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2016 fiscal year. Ernst & Young has acted as our independent accounting firm since the spinoff of TimkenSteel on June 30, 2014, and prior to that, had served as the independent accounting firm for The Timken Company.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2016 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the Company’s independent auditor for the 2016 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal. Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2016 FISCAL YEAR.

SERVICES OF INDEPENDENT AUDITOR FOR 2015

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us for the fiscal years ended December 31, 2015 and December 31, 2014:

	2015	2014
Audit Fees(a)	$1,471,921	$1,452,012
Audit-Related Fees(b)	—	—
Tax Fees	5,000	—
All Other Fees	—	—
Total Fees	$1,476,921	$1,452,012

(a)	Audit Fees consists of fees for professional services rendered for the audits of our annual consolidated financial statements, including, for 2014 and 2015, statutory audits of $16,000 and 38,000, respectively.

(b)	Audit-Related Fees consists of fees for employee benefit plan audits.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee annually approves the scope and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a Pre-Approval Policy pursuant to which the Committee annually approves certain audit, audit-related and tax services which may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the Pre-Approval Policy, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its Chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

At the 2015 Annual Meeting of Shareholders, the advisory vote to approve the compensation of the Company’s named executive officers received very strong support, with 97% of the votes cast in favor of approval. Based on this vote, as well as other input from conversations held with investors during the course of 2015, the Compensation Committee determined to maintain the structure of the Company’s compensation programs.

We believe our compensation programs for our named executive officers:

•	align the interests of our executives with those of our shareholders;

•	reward executives for sustained, strong business and financial results; and

•	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2016 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

We encourage you to carefully review the Compensation Discussion and Analysis, the compensation tables and related disclosures beginning on page 23 of this Proxy Statement. The Board recommends that shareholders indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by voting “FOR” approval of this proposal at the Annual Meeting.

As an advisory vote, this resolution is not binding. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal. The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF THE TIMKENSTEEL CORPORATION AMENDED AND RESTATED

2014 EQUITY AND INCENTIVE COMPENSATION PLAN

INTRODUCTION

On June 11, 2014, The Timken Company, as our sole shareholder at the time, approved the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (the “2014 Equity Plan”) in anticipation of the spinoff of TimkenSteel as an independent, publicly traded company. Following the separation on June 30, 2014, our Board of Directors ratified and approved the 2014 Equity Plan. On May 6, 2015, shareholders approved the material terms for “qualified performance-based compensation” under the 2014 Equity Plan for purposes of Section 162(m) of the Internal Revenue Code. This shareholder approval of the 2014 Equity Plan did not increase the number of shares available for awards under the 2014 Equity Plan or make any other changes to the plan, but rather simply allowed the Company to design certain types of awards that may satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code and thus potentially benefit from certain tax deductions under Section 162(m).

The Company is now seeking shareholder approval to amend and restate the 2014 Equity Plan primarily to increase the maximum number of common shares available for awards under the plan from 6,750,000 common shares to 11,050,000 common shares, an increase of 4,300,000 shares. Based on the number of shares reserved for awards under the 2014 Equity Plan at the time of the spinoff, we anticipated that we would seek shareholder approval for additional shares sometime in the 2016/2017 time frame. Given the market volatility we experienced in 2015 and early 2016, we are seeking this approval at the earlier end of our expected time frame. Shareholder approval of this Proposal 4 is also intended to again secure shareholder approval of the material terms for “qualified performance-based compensation” under the 2014 Equity Plan (as such plan is now proposed to be amended) for purposes of Section 162(m) of the Code.

While the primary purpose of amending the plan is to permit an increase in the shares available for awards under the plan, the Company is also proposing to amend the 2014 Equity Plan to:

•	add a double trigger change-in-control vesting provision for all awards;

•	add a minimum one-year vesting or performance period requirement for all awards issued under the plan (subject to a 5% “carve out” and discretionary accelerated vesting);

•	change the annual limits on awards to individual participants, including by changing the annual limit on director awards under the plan from a share-based to a dollar-based limit;

•	add earnings before interest, taxes, depreciation and amortization as a permissible Section 162(m) performance metric;

•	change the fungible share adjustment factor for new awards from 2.46 shares to 2.50 shares;

•	remove certain outdated language concerning spinoff-related awards to Timken participants; and

•	make certain other immaterial or clarification changes to the plan.

The 2014 Equity Plan, as such plan is now proposed to be amended, is referred to herein as the “Amended & Restated 2014 Equity Plan” or “plan.”

The Board of Directors believes this plan will allow the Company to continue to provide competitive long-term incentive compensation to directors, officers and other employees, thereby aligning more closely the interests of the Company’s management and employees with its shareholders. For this purpose, subject to the approval of the shareholders, on February 18, 2016, the Board of Directors approved the Amended & Restated 2014 Equity Plan. If approved, the Amended & Restated 2014 Equity Plan will become effective as of the date of the Annual Meeting. Outstanding awards under the 2014 Equity Plan will continue in effect in accordance with their terms. If our shareholders do not approve this Proposal 4, the 2014 Equity Plan will continue in its current form; however, our ability to make certain performance awards to certain recipients may be limited.

WHY WE BELIEVE YOU SHOULD VOTE FOR PROPOSAL 4.

The Amended & Restated 2014 Equity Plan authorizes our Compensation Committee to provide equity-based compensation in the form of option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares, performance units, common shares, dividend equivalents and certain other awards for the purpose of providing our non-employee directors, officers and other key executives and employees (and those of our subsidiaries), and certain non-employees who perform employee functions, incentives and rewards for performance. The use of common shares as part of our compensation program is important because it fosters a pay-for-performance culture that is a crucial element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create shareholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

The Amended & Restated 2014 Equity Plan includes the following features designed to support the effective use and management of the Company’s equity incentive compensation program:

✓   Administered by a committee of independent directors

✓   Fungible share counting mechanics

✓    “Double-trigger” vesting requirements on a change-in-control

✓   Right to “clawback” awards

✓   Limitations on awards to non-employee directors

✓   Allows for broad-based grants of equity

✓   Minimum one-year vesting/performance requirement for awards (subject to certain exceptions)

x Prohibition on repricing x No liberal share counting provisions x No reloads on awards x No evergreen provisions

The Amended & Restated 2014 Equity Plan is the only equity plan maintained by the Company. Outstanding awards under the 2014 Equity Plan will continue in effect in accordance with their terms.

As of March 1, 2016 there were 2,926,687 common shares subject to outstanding awards, including 675,734 full-value awards (assuming that the outstanding awards achieve maximum performance) and 2,250,953 option rights. These option rights have an average exercise price of $22.66 and an average remaining term of 7 years. As of March 1, 2016, 2,062,327 shares remained available for future awards under the 2014 Equity Plan. If shareholders approve the Amended & Restated 2014 Equity Plan, the number of common shares remaining available for awards would increase to 6,362,327 shares.

For reference purposes, as of March 1, 2016, there were approximately 44,219,713 common shares outstanding, and the closing price on the New York Stock Exchange for the common shares was $7.78 per share. Based on such closing price, the aggregate market value as of March 1, 2016 of the 4,300,000 additional common shares requested for issuance under the Amended & Restated 2014 Equity Plan was $33,454,000.

In 2014 and 2015 we granted awards under the 2014 Equity Plan covering 2,177,206 common shares and 836,831 common shares (including the fungible share count adjustment for full value awards). Approximately 98% of the awards granted in 2014 were “replacement awards,” granted as a result of the bifurcation of awards outstanding under The Timken Company’s long-term incentive plan at the time of the spinoff.

We recognize that equity compensation awards dilute shareholder equity, so we have and will continue to carefully manage our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of shareholder interests, as described above. In determining the new share request for the Amended & Restated 2014 Equity Plan, our management team worked with Meridian Compensation Partners and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended & Restated 2014 Equity Plan. We currently anticipate that the new shares requested in connection with the approval of the Amended & Restated 2014 Equity Plan, when combined with the shares currently remaining available for awards under the plan, will last about three to four years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted below, our Compensation Committee would retain full discretion under the Amended & Restated 2014 Equity Plan to determine the number and amount of awards to be granted under the Amended & Restated 2014 Equity Plan, subject to the terms of the Amended & Restated 2014 Equity Plan, and future benefits that may be received by participants under the Amended & Restated 2014 Equity Plan are not determinable at this time.

Shareholder approval of the Amended & Restated 2014 Equity Plan will allow the Company to continue to provide equity-based long-term incentive compensation to key employees and non-employee directors. We will continue to monitor our equity use (participants, opportunities, award types and mix) in order to manage our overall dilution and annual burn rate, such that we are delivering equity to those employees who have the greatest impact on long-term financial performance and stock price results.

SUMMARY OF MATERIAL CHANGES FROM CURRENT PLAN

Increase in Shares Available for Awards: The Amended & Restated 2014 Equity Plan increases the number of shares available for awards under the plan by 4,300,000 common shares. As of March 1, 2016, the total number of shares available for future awards if shareholders approve the Amended & Restated 2014 Equity Plan would be 6,362,327 shares. In addition, the annual limits on the number of shares that may be subject to certain awards during any calendar year to an individual participant have been increased, as further described below under the heading “Summary of Material Terms of the Amended & Restated 2014 Equity Plan.”

Double-Trigger Vesting Requirement: The Amended & Restated 2014 Equity Plan adds a double-trigger vesting requirement for equity awards to vest in the event of a change in control (as defined in the Amended & Restated 2014 Equity Plan). As amended, the plan provides that an award may provide for earlier exercisability or vesting in the event of a change in control only where either (i) within a specified period the recipient’s employment or service is involuntarily terminated (other than for cause) or the recipient terminates his or her employment or service for good reason or (ii) the award is not assumed or converted into a replacement award. Further, with respect to performance-based awards, if any such award is accelerated in connection with a change in control, then the amount of the award will be pro-rated to reflect the fractional performance period through the date of acceleration and the amount of the payout will be based on actual performance through the date of acceleration. The Company’s award agreements previously included double-trigger vesting provisions but such provisions were not required under the terms of the plan. As a result of this amendment, double-trigger change in control accelerated vesting will now be a required term for each award issued under the plan.

Minimum One-Year Vesting Period: The Amended & Restated 2014 Equity Plan adds a minimum one-year vesting or performance period for all awards issued under the plan, subject to a 5% “carve out” for non-compliant awards and discretionary accelerated vesting as provided for under the plan. As amended, the plan provides (for each type of award available under the plan) that the award at grant may not become exercisable or vest sooner than one year after the grant date of the award. Additionally, with respect to any award which vests only upon the achievement of specified performance objectives, the performance period must be at least one year. As a result of this amendment, most equity awards made under the Amended & Restated 2014 Equity Plan will not vest sooner than one year following the grant date, subject to plan provisions permitting earlier vesting under certain circumstances as provided for under the plan. However, up to 5% of the common shares available under the Amended & Restated 2014 Equity Plan may be used for awards under the Amended & Restated 2014 Equity Plan that do not at grant comply with the applicable one-year minimum vesting or performance period requirements.

Revised Limitation on Awards to Directors: The Amended & Restated 2014 Equity Plan changes the individual participant limit applicable to non-employee directors from share-based limits to a dollar-based limit. Previously, the plan provided for an annual limit of 14,000 restricted shares or restricted stock units and 18,000 common shares, options or appreciation rights granted to non-employee directors. As amended, the plan provides that no non-employee director will be granted, in any period of one calendar year, awards under the plan having an aggregate maximum value in excess of $500,000. Given the recent volatility in the Company’s share price, this change is necessary in order to ensure that the Company can continue to provide an appropriate mix of equity compensation in connection with its directors’ compensation program.

Change in Fungible Share Adjustment Factor: The Amended & Restated 2014 Equity Plan changes the fungible share adjustment factor for the plan for new awards from 2.46 to 2.50 common shares. Fungible share counting means that, for purposes of determining how many shares have been issued or transferred under the plan, each full-value award (all awards other than option rights and appreciation rights) will count as a greater number of shares issued or transferred under the plan than an option or appreciation right issued or transferred under the plan. As amended, each full-value award issued or transferred under the plan will reduce the available shares under the plan by 2.50 common shares, as compared to one common share for options or appreciation rights. The change in the fungible share adjustment factor from 2.46 to 2.50 was made for administrative convenience and will not have a material effect on the shares available under the plan.

Add Section 162(m) Performance Metric: The Amended & Restated 2014 Equity Plan adds EBITDA as a permissible performance metric for awards intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m).

SECTION 162(m)

The Amended & Restated 2014 Equity Plan is again intended to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If our equity awards qualify as “qualified performance-based compensation” for purposes of Section 162(m), then we would generally be able to receive a federal income tax deduction for certain compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial

Officer) in excess of $1 million for any taxable year. While we believe it is in the best interests of the Company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m), we may decide to grant compensation that will not qualify as “qualified performance-based compensation.” Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation,” we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

With respect to performance awards, in order to satisfy the “qualified performance-based compensation” exception to the deduction limitation of Section 162(m), the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. The award must also be granted pursuant to a shareholder approved plan containing (i) the material terms of the performance criteria pursuant to which the performance goals may be established, (ii) the individuals eligible to receive awards under the plan, and (iii) a specified limit on the number of shares or value a participant may receive within a certain time period or periods. Shareholder approval of this Proposal 4 is intended to satisfy the shareholder approval requirements under Section 162(m). In addition to the performance measures, the Amended & Restated 2014 Equity Plan also includes individual grant limits for certain equity or incentive awards that can be granted pursuant to the Amended & Restated 2014 Equity Plan, as further described below. We are seeking shareholder approval of the Amended & Restated 2014 Equity Plan, including the performance measures and individual grant limits under the Amended & Restated 2014 Equity Plan, as well as the individuals eligible to receive awards under the Amended & Restated 2014 Equity Plan, to have the flexibility to potentially grant performance-based awards under the Amended & Restated 2014 Equity Plan that may be fully deductible for federal income tax purposes.

SUMMARY OF MATERIAL TERMS OF THE AMENDED & RESTATED 2014 EQUITY PLAN

The actual text of the Amended & Restated 2014 Equity Plan is attached to this Proxy Statement as Appendix A. The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete text of the Amended & Restated 2014 Equity Plan. Any terms used in the following summary that are not otherwise defined herein shall have the meanings given to such terms in the Amended & Restated 2014 Equity Plan.

Administration: The Amended & Restated 2014 Equity Plan will be administered by the Compensation Committee of our Board of Directors, provided that such committee consists of not less than three members of the Board, each of whom shall (1) meet all applicable independence requirements of the New York Stock Exchange, (2) be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (3) be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee may from time to time delegate all or any part of its authority under the Amended & Restated 2014 Equity Plan to any subcommittee thereof. Any interpretation, construction and determination by the Compensation Committee of any provision of the Amended & Restated 2014 Equity Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended & Restated 2014 Equity Plan, will be final and conclusive. To the maximum extent permitted by applicable law, the Compensation Committee may delegate to one or more of its members or to one or more other directors or any officer, agent or advisor of the Company, such administrative duties or powers as it deems advisable. In addition, the Compensation Committee may, by resolution, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Amended & Restated 2014 Equity Plan and (2) determine the size and type of any awards granted under the Amended & Restated 2014 Equity Plan. However, the Compensation Committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.

Eligibility: Any person who is selected by the Compensation Committee to receive benefits under the Amended & Restated 2014 Equity Plan and who is at that time an officer (including, without limitation, an officer who may also be a member of the Board) or other key employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in any such capacity within 90 days of the date of grant) is eligible to participate in the Amended & Restated 2014 Equity Plan. Additionally, each non-employee member of the Board of Directors of the Company is eligible to participate in the Amended & Restated 2014 Equity Plan. Further, persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (subject to limitations as described in the Amended & Restated 2014 Equity Plan) may be selected for participation in the Amended & Restated 2014 Equity Plan.

As of March 1, 2016, there were approximately 100 employees and 9 non-employee directors of the Company eligible for awards under the Amended & Restated 2014 Equity Plan.

Shares Available for Awards under the Amended & Restated 2014 Equity Plan: Subject to adjustment as described in the Amended & Restated 2014 Equity Plan, the maximum number of common shares that may be issued or transferred pursuant to awards granted under the Amended & Restated 2014 Equity Plan may not in the aggregate exceed 11,050,000 common shares (the “Available Shares”). The Available Shares may be common shares of original issuance or treasury shares, or a combination thereof.

Share Limits Under the Amended & Restated 2014 Equity Plan: The Amended & Restated 2014 Equity Plan also provides that, subject to adjustment as described in the Amended & Restated 2014 Equity Plan:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options will not exceed 11,050,000 common shares;

•	no participant will be granted option rights or appreciation rights, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•	no participant will be granted awards of restricted shares, restricted stock units, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•	no participant in any calendar year will receive a cash incentive award, an award of performance units or another award payable in cash under the plan that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, having an aggregate maximum value in excess of $6,000,000; and

•	no non-employee director of the Company will be granted in any period of one calendar year awards under the plan having an aggregate maximum value in excess of $500,000.

Share Counting: The Amended & Restated 2014 Equity Plan contains fungible share counting mechanics, which generally means that each common share issued or transferred pursuant to awards (other than option rights and appreciation rights) will reduce the Available Shares by (i) with respect to awards granted prior to the Effective Date of the Amended & Restated 2014 Equity Plan, 2.46 common shares and (ii) with respect to awards granted on or after the Effective Date of the Amended & Restated 2014 Equity Plan, 2.50 common shares, in each case for each such issued or transferred common share. This means, for example, that assuming no awards had previously been granted under the Amended & Restated 2014 Equity Plan, only 4,420,000 common shares could be issued in settlement of restricted stock unit awards from the 11,050,000 common shares authorized for issuance.

Common shares covered by an award granted under the Amended & Restated 2014 Equity Plan will not reduce the Available Shares unless and until they are actually issued and delivered to a participant and, therefore, the total number of common shares available under the Amended & Restated 2014 Equity Plan as of a given date will not be reduced by any common shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Amended & Restated 2014 Equity Plan, any common shares that were covered by that award will again be available for issuance under the Amended & Restated 2014 Equity Plan. Notwithstanding the foregoing, the Amended & Restated 2014 Equity Plan further provides that: (i) if common shares are tendered or otherwise used in payment of the exercise price of an option right, the total number of common shares covered by the option right being exercised will count against the Available Shares; (ii) common shares withheld by the Company or otherwise tendered to satisfy tax withholding obligations will count against the Available Shares; (iii) common shares that are repurchased by the Company with option right proceeds will not be added to the Available Shares; and (iv) the gross number of common shares covered by an appreciation right, to the extent that it is exercised and settled in common shares, whether or not common shares are actually issued to the participant upon exercise of the appreciation right, will be considered issued or transferred pursuant to the plan. If, under the Amended & Restated 2014 Equity Plan, a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the common shares available to be issued or transferred under the Amended & Restated 2014 Equity Plan.

Common shares issued or transferred pursuant to awards granted under the Amended & Restated 2014 Equity Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with the Company or any of its subsidiaries will not count against the share limits under the Amended & Restated 2014 Equity Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended & Restated 2014 Equity Plan, but will not count against the share limits under the Amended & Restated 2014 Equity Plan.

Types of Awards Under the Amended & Restated 2014 Equity Plan: Pursuant to the Amended & Restated 2014 Equity Plan, the Company may grant option rights (including “incentive stock options” as defined in Section 422 of the Code), appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our common shares.

Each grant of an award under the Amended & Restated 2014 Equity Plan will be evidenced by an award agreement or agreements (an “Evidence of Award”) which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Amended & Restated 2014 Equity Plan. Brief descriptions of the types of awards that may be granted under the Amended & Restated 2014 Equity Plan are set forth below.

Option Rights. An option right is a right to purchase common shares upon exercise of a stock option. Stock options granted to an employee under the Amended & Restated 2014 Equity Plan may consist of either an incentive stock option intended to satisfy the requirements of Section 422 of the Code, a nonqualified stock option that does not comply with those requirements, or a combination of both. Incentive stock options may be granted only to employees of the Company. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, incentive stock options and nonqualified stock options must have an exercise price per share that is not less than the fair market value of a common share on the date of grant. The term of an option may not extend more than ten years after the date of grant.

Each grant of an option right will specify the applicable terms of the option right, including the number of common shares subject to the option right and the applicable vesting or performance period (which, in each case will be no shorter than one year) and forfeiture provisions. A grant of option rights may provide for earlier exercisability, including in the event of the retirement, death or disability of the participant (or in the event of a change in control only on a double trigger basis, as described above). In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (i) cash, check or other cash equivalent acceptable to the Company; (ii) nonforfeitable, unrestricted common shares already owned by the participant with a value at the time of exercise that is equal to the total exercise price; (iii) subject to any conditions or limitations established by the Compensation Committee, by a net exercise arrangement pursuant to which the Company will withhold common shares otherwise issuable upon exercise of an option right; (iv) any other legal consideration that the Compensation Committee may deem appropriate, including, to the extent permitted by law, pursuant to a broker-assisted cashless exercise procedure; and (v) any combination of the foregoing methods.

Appreciation Rights. The Amended & Restated 2014 Equity Plan provides for the grant of appreciation rights, which may be granted as either tandem appreciation rights or free-standing appreciation rights. A tandem appreciation right is an appreciation right that is granted in tandem with an option right or similar right. A free-standing appreciation right is an appreciation right that is not granted in tandem with an option right or similar right. Each grant of an appreciation right will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting period (which will be no shorter than one year) and forfeiture provisions. An appreciation right may be paid in cash, common shares or a combination thereof. A grant of appreciation rights may provide for the earlier exercise of such appreciation rights, including in the event of the retirement, death or disability of the participant (or in the event of a change in control only on a double trigger basis, as described above). Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an appreciation right may not be less than the fair market value of a common share on the date of grant and its term may not extend more than ten years from the date of grant.

Restricted Shares. Restricted shares awarded under the Amended & Restated 2014 Equity Plan will consist of an award of common shares in consideration for the performance of services, which shares are subject to a substantial risk of forfeiture for a period of time determined by the Compensation Committee or until certain management objectives specified by the Compensation Committee are achieved. Such awards constitute an immediate transfer of the ownership of common shares to the participant, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Compensation Committee. Any grant of restricted shares may require that any or all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically sequestered; provided that dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Sequestered dividends or other distributions may be reinvested on an immediate or deferred basis in additional common shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Compensation Committee may determine. Each grant of restricted shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. With respect to awards which vest based only on the passage of time, the vesting period will be no shorter than one year and, with respect to awards which vest only upon the achievement of specified management objectives, the performance period will be no shorter than one year. A grant of restricted shares may provide for the earlier termination of restrictions on the restricted shares, including in the event of the retirement, death or disability of the participant (or in the event of a change in control only on a double trigger basis, as described above).

Restricted Stock Units. Restricted stock units awarded under the Amended & Restated 2014 Equity Plan constitute an agreement by the Company to deliver common shares, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Compensation Committee. However, dividend equivalents or other distributions on common shares underlying restricted stock units with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of a restricted stock unit award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. With respect to awards which vest based only on the passage of time, the vesting period will be no shorter than one year and, with respect to awards which vest upon the achievement of specified management objectives, the performance period will be no shorter than one year. A grant of restricted stock units may provide for the earlier lapse or modification of the restriction period, including in the event of the retirement, death or disability of the participant (or in the event of a change in control only on a double trigger basis, as described above). However, no award that is intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code will provide for such earlier lapse or modification (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would cause such award to fail to be qualified performance-based compensation.

Deferred Shares. Deferred shares awarded to participants under the Amended & Restated 2014 Equity Plan constitute the agreement by the Company to issue or transfer common shares to the participant in the future in consideration of the performance of services, subject to the fulfillment during the applicable deferral period of such conditions as the Compensation Committee may specify. Rights to dividend equivalents may be extended to and made part of any deferred share award at the discretion of and on the terms determined by the Compensation Committee. However, dividend equivalents or other distributions on common shares underlying deferred shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Each grant of deferred shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. With respect to awards which vest based only on the passage of time, the vesting period will be no shorter than one year and, with respect to awards which vest only upon the achievement of specified Management Objectives, the performance period will be no shorter than one year. A grant of deferred shares may provide for the earlier lapse or modification of the restriction period, including in the event of the retirement, death or disability of the participant (but in the event of a change in control only on a double trigger basis, as described above). However, no award that is intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code will provide for such earlier lapse or modification (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would cause such award to fail to be qualified performance-based compensation.

Performance Shares, Performance Units and Cash Incentive Awards. Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended & Restated 2014 Equity Plan. These awards, when granted under the Amended & Restated 2014 Equity Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Compensation

Committee determines at the time of grant. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant of performance shares or performance units may further specify that any such amount may be paid or settled by the Company in cash, common shares, restricted shares, restricted stock units, or any combination thereof. The number or amount of performance shares, performance units or cash incentive awards subject to an award may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of an award that is intended be “qualified performance-based compensation” for purposes of Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional common shares, subject to deferral and payment on a contingent basis, based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. The grant of performance shares or performance units will specify that, before the performance shares or performance units will be earned and paid, the Board of Directors must certify in writing that the management objectives have been satisfied. Each grant of performance shares, performance units and cash incentive awards will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting (which will be based on a performance period of at least one year) and forfeiture provisions.

Other Awards. The Compensation Committee may grant such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such common shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into common shares, purchase rights for common shares, awards with value and payment contingent upon performance of the Company, its subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of the common shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Compensation Committee. In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended & Restated 2014 Equity Plan. Grants of Other Awards will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. With respect to awards which vest based only on the passage of time, the vesting period will be no shorter than one year and, with respect to awards which vest only upon the achievement of specified management objectives, the performance period will be no shorter than one year). An other award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the participant (or in the event of a change in control only on a double trigger basis). However, no such adjustment will be made in the case of an award that is intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Common Shares. The Board of Directors may, from time to time and upon such terms and conditions as it may determine, authorize the granting of common shares to non-employee members of the Company’s Board of Directors. Grants of Common Shares will be subject only to a restriction on transfer for a period of one year immediately following the date of grant and will bear a legend to that effect.

Management Objectives; Qualified Performance Based Awards: The Amended & Restated 2014 Equity Plan permits the Company to grant both awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code and awards that are not intended to so qualify, and provides that any award may be granted subject to the achievement of specified management objectives. Section 162(m) of the Internal Revenue Code disallows deductions for certain compensation paid to our covered employees in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. This deduction limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended & Restated 2014 Equity Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Compensation Committee, option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, dividend equivalents or other awards. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.

The Compensation Committee may grant awards subject to management objectives that are either qualified performance-based awards or are not qualified performance-based awards. A qualified performance-based award is any cash incentive award or award of performance shares, performance units, restricted shares, restricted stock units, or Other Awards, granted to certain “covered employees” (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Under the Amended & Restated 2014 Equity Plan, the management objectives applicable to any qualified performance-based award to a covered employee must be based on one or more, or a combination, of the following metrics:

•	cash flow;

•	comparisons with various stock market indices;

•	cost of capital;

•	customer service;

•	debt reduction;

•	earnings;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings per share;

•	economic profit;

•	free cash flow;

•	gross profits;

•	inventory management;

•	net income;

•	productivity improvement;

•	profit after tax;

•	reduction of fixed costs;

•	return on assets;

•	return on equity;

•	return on invested capital;

•	sales;

•	shareholder return; and/or

•	working capital.

Additionally, for a qualified performance-based award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, must exclude the effects of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may, in its discretion, modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a qualified performance-based award (other than in connection with a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such covered employee.

Transferability of Awards: No option right, appreciation right or other derivative security (as that term is used in Rule 16b-3 under the Exchange Act) awarded under the Amended & Restated 2014 Equity Plan may be transferred by a participant other than by will or the laws of descent and distribution. Option rights and appreciation rights will be exercisable during a participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and/or court supervision. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide for the transferability of option rights or appreciation rights under the Amended & Restated 2014 Equity Plan, provided that no awards granted under the plan may be transferred in exchange for value or consideration.

Adjustments; Corporate Transactions: The Compensation Committee will make or provide for such adjustments in the: (i) number of common shares or number of common shares covered by outstanding option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares and performance units granted under the Amended & Restated 2014 Equity Plan; (ii) prices per share applicable to such option rights and appreciation rights; (iii) if applicable, number of common shares covered by Other Awards granted pursuant to the Amended & Restated 2014 Equity Plan; (iv) kind of shares (including shares of another issuer) covered thereby; and (v) cash incentive awards, as the Compensation Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spinoff, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Compensation Committee shall provide, in substitution for any or all outstanding awards under the Amended & Restated 2014 Equity Plan, such alternative consideration (including cash) as it in good faith determines to be equitable under the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code. Moreover, the Compensation Committee may, on or after the date of grant, provide in the Evidence of Award that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Compensation Committee may provide that the holder automatically will be entitled to receive such an equivalent award. In addition, for each option right or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. The Compensation Committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the Amended & Restated 2014 Equity Plan, the share counting and recycling provisions, and the share limits applicable to individual participants under the Amended & Restated 2014 Equity Plan as the Compensation Committee in its sole discretion in good faith determines to be appropriate; provided, that any adjustment to the limit on the number of common shares that may be issued upon exercise of incentive stock options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price of outstanding option rights or appreciation rights, or (2) cancel outstanding option rights or appreciation rights in exchange for cash, Other Awards or option rights or appreciation rights with an exercise price that is less than the exercise price of the original option rights or appreciation rights, as applicable, without shareholder approval. The Amended & Restated 2014 Equity Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” option rights and appreciation rights and that such provisions may not be amended without approval by the Company’s shareholders.

Detrimental Activity and Recapture: Any Evidence of Award may provide for the cancellation or forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if any participant, either during employment or within a specified period after termination of such employment, engages in certain detrimental activity, or upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the common shares may be traded.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Amended & Restated 2014 Equity Plan, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended & Restated 2014 Equity Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Amended & Restated 2014 Equity Plan as then in effect unless the Amended & Restated 2014 Equity Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended & Restated 2014 Equity Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In the discretion of the Compensation Committee, said arrangements may include the tender by the participant or such other person or the withholding by the Company of common shares to provide for such withholding taxes. In no event will the value of the common shares to be tendered or withheld to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld (unless such higher withholding amounts would not result in adverse accounting implications for the Company).

No Right to Continued Employment: The Amended & Restated 2014 Equity Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the Amended & Restated 2014 Equity Plan: The Amended & Restated 2014 Equity Plan was adopted by the Board on February 18, 2016, but will become effective only upon approval of the shareholders at this Annual Meeting, and provides for a ten-year term.

Amendment and Termination of the Amended & Restated 2014 Equity Plan: The Compensation Committee generally may amend the Amended & Restated 2014 Equity Plan from time to time; provided, however, that if any amendment (i) would materially increase the benefits accruing to participants under the Amended & Restated 2014 Equity Plan, (ii) would materially increase the number of shares that may be issued under the Amended & Restated 2014 Equity Plan, (iii) would materially modify the requirements for participation in the Amended & Restated 2014 Equity Plan, or (iv) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended & Restated 2014 Equity Plan’s prohibition on repricing, the Compensation Committee generally may amend the terms of any award prospectively or retroactively, provided that no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A and Section 162(m) of the Internal Revenue Code, and subject to certain other limitations set forth in the Amended & Restated 2014 Equity Plan, the Compensation Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company to, among other things, accelerate the vesting of certain awards granted under the Amended & Restated 2014 Equity Plan (except that with respect to qualified performance-based awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).

The Compensation Committee may, in its discretion, terminate the Amended & Restated 2014 Equity Plan at any time. Termination of the Amended & Restated 2014 Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant shall be made under the Amended & Restated 2014 Equity Plan more than ten years after the effective date of the Amended & Restated 2014 Equity Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended & Restated 2014 Equity Plan.

NEW PLAN BENEFITS

Because the grant and actual pay-out of awards under the Amended & Restated 2014 Equity Plan are subject to the discretion of the Compensation Committee, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the plan. For information regarding awards issued to the Company’s named executive officers during 2015, see the 2015 Grants of Plan Based Awards Table on page 47 of this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended & Restated 2014 Equity Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended & Restated 2014 Equity Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Nonqualified Option Rights. In general, (1) no income will be recognized by an optionee at the time a nonqualified option right is granted, (2) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a tandem appreciation right or a freestanding appreciation right. When the appreciation right is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Deferred Shares. No income generally will be recognized upon the award of deferred shares. The recipient of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such deferred shares), and the capital gains/loss holding period for such shares also will commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.

Tax Consequences to the Company or Subsidiary

To the extent a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Amended & Restated 2014 Equity Plan, such as time-vested restricted shares, deferred shares and time-vested restricted stock units, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

REGISTRATION WITH THE SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the Amended & Restated 2014 Equity Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the Amended & Restated 2014 Equity Plan by our shareholders.

VOTE REQUIRED

Approval of the Amended & Restated 2014 Equity Plan requires the affirmative vote of a majority of the votes cast on the proposal. Your Board of Directors recommends that shareholders vote FOR the approval of the Amended & Restated 2014 Equity Plan. Shares represented by proxy will be voted FOR this proposal unless you specify a different choice on the accompanying proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE TIMKENSTEEL CORPORATION AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2015, regarding the only equity compensation plan maintained by the Company on that date, the 2014 Equity and Incentive Compensation Plan. This plan was approved by the Company’s shareholders on May 6, 2015, in connection with the Company’s 2015 Annual Meeting of Shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights(a)	(1)	Weighted average exercise price of outstanding options, warrants and rights(b)	(2)	Number of securities remaining available for issuance under equity compensation plans(c)	(3)
Equity compensation plans approved by security holders	1,979,188		$28.68		3,533,678
Equity compensation plans not approved by security holders(4)	0		0		0
Total	1,979,188		$28.68		3,533,678

(1)	The amount shown in column (a) includes the following: nonqualified stock options – 1,617,503; deferred shares – 46,800; performance-based restricted stock units – 70,425; and time-based restricted stock units – 244,460 (which includes 152,239 cliff-vested restricted stock units).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents common shares remaining available under the 2014 Equity Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, performance units and restricted stock units, deferred shares, performance shares and cash incentive awards. Awards may be credited with dividend equivalents payable in the form of common shares. In addition, under the 2014 Equity Plan, non-employee Directors are entitled to awards of restricted shares, common shares and option rights. Under this Plan, for any award that is not an option right or a stock appreciation right, 2.46 common shares are subtracted from the maximum number of common shares available under the plan for every common share issued under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted.

(4)	The Company also maintains the Director Deferred Compensation Plan pursuant to which Directors may defer receipt of common shares authorized for issuance under the 2014 Equity Plan. The table does not include separate information about this plan because it merely provides for the deferral, rather than the issuance, of common shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 1, 2016, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the Summary Compensation Table on page 44 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)
Joseph A. Carrabba	9,601	*
Phillip R. Cox	19,516	*
Diane C. Creel	12,291	*
Terry L. Dunlap	6,345	*
Randall H. Edwards	7,530	*
Donald T. Misheff	7,282	*
John P. Reilly	24,123	*
Ronald A. Rice	10,143	*
Randall A. Wotring	12,828	*
Ward J. Timken, Jr.(4)	3,213,988	7.3%
Frank A. DiPiero	7,750	*
Christopher J. Holding	20,210	*
Donald L. Walker	30,012	*
All Directors, nominees for Director and executive officers as a group(2)(4) (13 Individuals)	3,381,619	7.7%

*	Percent of class is less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by Directors, nominees or the named executive officers has been pledged as security.

(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options(a)	Deferred Common Shares(b)
Joseph A. Carrabba	0	9,601
Phillip R. Cox	0	3,466
Diane C. Creel	0	0
Terry L. Dunlap	0	0
Randall H. Edwards	0	0
Donald T. Misheff	0	6,682
John P. Reilly	0	3,401
Ronald A. Rice	0	0
Randall A. Wotring	0	1,268
Ward J. Timken, Jr.	352,486	0
Frank A. DiPiero	6,600	0
Christopher J. Holding	14,850	0
Donald L. Walker	13,075	0

(a)	Includes shares that the individual named in the table has the right to acquire on or before May 1, 2016, through the exercise of stock options pursuant to the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 387,011 shares on or before May 1, 2016, through the exercise of stock options pursuant to the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan, which will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.

(3)	Calculated using 44,219,713 shares as the number of common shares outstanding.

(4)	Includes 265,021 shares over which Mr. Timken exercises sole voting and investment authority, 2,596,481 shares with respect to which Mr. Timken shares voting and investment discretion, and 352,486 shares which Mr. Timken has the right to acquire as discussed above. Of the shares reported, Mr. Timken disclaims beneficial ownership of 2,553,377 shares, including 1,405 shares held by his spouse, 3,000 shares held by the Ward J. Timken Trust FBO Grandchildren, and 2,548,972 shares held by The Timken Foundation of Canton.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of March 1, 2016, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class
Timken family(1)	5,150,879	11.7%
Ellwood Group, Inc.(2) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.7%
BlackRock Inc.(3) 55 East 52nd Street New York, NY 10022	3,776,447	8.5%
Shapiro Capital Management LLC(4) 3060 Peachtree Road Suite 1555 N.W. Atlanta, GA 30305	3,223,913	7.3%
The Vanguard Group Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	2,451,040	5.5%

(1)	Members of the Timken family, including Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 5,150,879 of our common shares, which includes 352,486 shares that Ward J. Timken, Jr. has the right to acquire on or before May 1, 2016. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, holds 2,548,972 of these shares, representing 5.8% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., William R. Timken, Jr. and James M. Gresh are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family or the Foundation and its Trustees, regarding the 5,150,879 common shares and, accordingly, the members of the Timken family are not a “group” for purposes of Rule 13d-3 under the Exchange Act with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of our common shares as to which such member does not have sole or shared voting or investment power.

(2)	Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, the Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported that it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(3)	Pursuant to a Schedule 13G filed with the SEC on January 27, 2016, BlackRock Inc. reported that it is the beneficial owner of, and has sole dispositive power over, 3,776,447 of our common shares, with respect to which it has sole voting power over 3,690,395 shares and shared voting power over no shares.

(4)	Pursuant to a Schedule 13G filed with the SEC on February 12, 2016, Shapiro Capital Management LLC reported, on behalf of itself and Samuel R. Shapiro, the chairman, a director and majority shareholder of Shapiro Capital Management LLC, that it is the beneficial owner of, and has sole dispositive power over, 3,223,913 of our common shares, with respect to which it has sole voting power over 2,816,063 shares and shared voting power over 407,850 shares.

(5)	Pursuant to a Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group Inc. reported that it is the beneficial owner of 2,451,040 of our common shares, with respect to which it has sole voting power over 49,374 shares, shared voting power over 1,600 shares, sole dispositive power over 2,402,816 shares and shared dispositive power over 48,224 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

During the 2015 fiscal year, one transaction was not reported on a timely basis for Mr. Misheff, resulting in one late Form 4 filing; and two transactions were not reported on a timely basis for Mr. Carrabba, resulting in two late Form 4 filings. Additionally, during the 2015 fiscal year we discovered that during the 2014 fiscal year two transactions were not reported on a timely basis for each of Mr. Carrabba and Mr. Wotring, resulting in two late Form 4 filings for each of the foregoing directors. With the exception of the foregoing transactions and filings, based solely upon our review of reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with Section 16 filings during the year ended December 31, 2015, or prior years, by our executive officers, Directors or 10% shareholders.

GENERAL

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2015, promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

UNLESS YOU SPECIFY OTHERWISE IN YOUR VOTING INSTRUCTIONS,

THE PROXY HOLDERS WILL VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1,

AND FOR PROPOSALS 2, 3 AND 4.

APPENDIX A

TIMKENSTEEL CORPORATION AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN

1.    Purpose. The purpose of this TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan (the “Plan”) is to enable TimkenSteel Corporation, an Ohio corporation (the “Corporation”), and its Subsidiaries, to attract, retain and motivate directors, officers, and other key employees by providing such persons incentives and rewards for performance and to promote equity participation by key employees and directors of the Corporation, thereby reinforcing a mutuality of interest with other shareholders, and permitting key employees and directors to share in the Corporation’s growth.

2.	Definitions. As used in this Plan,

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, including both a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.

“Board” means the Board of Directors of the Corporation.

“Cash Incentive Award” means a cash award granted pursuant to Section 9 of this Plan.

“Change in Control” means, except as may be otherwise prescribed in an Evidence of Award, the occurrence of any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding Common Shares; or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board described in Section 19(a) of this Plan.

“Common Shares” means (i) the common shares, without par value, of the Corporation and (ii) any security into which such common shares may be converted by reason of any transaction or event of the type referred to in Section 14 of this Plan.

“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or Cash Incentive Awards, or a grant or sale of Restricted Shares, Restricted Stock Units, Deferred Shares, Common Shares, or other awards contemplated by Section 10 of this Plan, shall become effective, which date shall not be earlier than the date on which the Committee takes action with respect thereto, including the date on which a grant of Common Shares to a Nonemployee Director becomes effective pursuant to Section 11 of this Plan.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

“Deferred Shares” means an award pursuant to Section 8 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Effective Date” means the date this Plan is approved by the Corporation’s shareholders.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of one or more awards granted under this Plan. An Evidence of Award may be in any electronic medium, may be limited to notation on the books and records of the Corporation and, unless otherwise determined by the Committee, need not be signed by a representative of the Corporation or a Participant.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right or similar right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Corporation and its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria: cash flow; comparisons with various stock market indices; cost of capital; customer service; debt reduction; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; free cash flow; gross profits; inventory management; net income; productivity improvement; profit after tax; reduction of fixed costs; return on assets; return on equity; return on invested capital; sales; shareholder return and/or working capital.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

“Market Value per Share” means as of any particular date the closing sale price of the Common Shares as reported on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for the Common Shares on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

“Nonemployee Director” means a member of the Board who is not an employee of the Corporation or any of its Subsidiaries.

“Optionee” means the person named in an Evidence of Award evidencing an outstanding Option Right.

“Option Price” means the purchase price payable upon the exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at that time an officer, including, without limitation, an officer who may also be a member of the Board, or other key employee of the Corporation or any of its Subsidiaries or who has agreed to commence serving in any such capacity within 90 days of the Date of Grant, and shall also include each Nonemployee Director who receives an award pursuant to this Plan. The term “Participant” shall also include any person who provides services to the Corporation or any of its Subsidiaries that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of “employee”).

“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 9 of this Plan within which the Management Objectives relating thereto are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 9 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 or such other value as is determined by the Committee awarded pursuant to Section 9 of this Plan.

“Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units, or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 6 hereof has expired.

“Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash, or a combination thereof, at the end of a specified period.

“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act (or any successor rule to the same effect), as in effect from time to time.

“Spread” means, in the case of a Free-Standing Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Base Price specified for such right or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Option Price specified for the related Option Right.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the applicable parent entity has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the applicable parent entity owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such entity at the time of such grant.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Corporation.

3.	Maximum Shares Available Under the Plan; Life of Plan Limits; Individual Participant Limits.

(a)	Subject to adjustment as provided in Section 14 of this Plan, the maximum number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from all substantial risks of forfeiture, (iii) in payment of Restricted Stock Units, (iv) as Deferred Shares, (v) in payment of Performance Shares or Performance Units that have been earned, (vi) as Common Share awards to Nonemployee Directors, (vii) as awards contemplated by Section 10 of this Plan, or (viii) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 11,050,000 Common Shares (consisting of 6,750,000 Common Shares originally approved in 2014 and 4,300,000 Common Shares anticipated to be approved by shareholders at the Corporation’s 2016 Annual Meeting of Shareholders) (the “Available Common Shares”). The Available Common Shares may be Common Shares of original issuance or Common Shares held in treasury, or a combination thereof.

(b)	Each Common Share issued or transferred (and, in the case of Restricted Shares, released from all substantial risks of forfeiture) pursuant to any award (other than an Option Right or Appreciation Right) granted under this Plan shall, for purposes of Section 3(a) of this Plan, (i) with respect to awards granted prior to the Effective Date, reduce the number of Available Common Shares by two and forty-six one hundredths (2.46) Common Shares for each such issued or transferred Common Share, and (ii) with respect to awards granted on or after the Effective Date, reduce the number of Available Common Shares by two and one-half (2.50) Common Shares for each such issued or transferred Common Share (in each case instead of one Common Share). Each Common Share issued or transferred pursuant to any Option Right or Appreciation Right granted under this Plan shall, for purposes of Section 3(a) of this Plan, reduce the number of Available Common Shares by one Common Share.

(c)

Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant, as described above, and, therefore, the total number of Available Common Shares under this Plan as of a given date shall not be reduced by any Common Shares relating to prior awards that have expired or have been forfeited or cancelled. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will again be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (i) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall count against the Available Common Shares; (ii) Common Shares withheld by the Corporation or otherwise tendered to satisfy tax withholding obligations shall count against the Available Common Shares; (iii) Common Shares that are repurchased by the Corporation with Option Right proceeds shall not be added to the Available Common Shares; and (iv) the gross number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to this Plan. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the Available Common Shares.

(d)	Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided in Section 14 of this Plan:

(i)	The aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 11,050,000 Common Shares;

(ii)	No Participant shall be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year;

(iii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares or other awards under Section 10 of this Plan, in the aggregate, for more than 1,000,000 Common Shares during any calendar year;

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $6,000,000;

(v)	No Nonemployee Director will be granted, in any period of one calendar year, awards under the Plan having an aggregate maximum value in excess of $500,000.

(vi)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is a Cash Incentive Award having an aggregate maximum value in excess of $6,000,000.

(e)	Notwithstanding anything in this Plan to the contrary, up to 5% of the Available Common Shares, as may be adjusted under Section 14 of this Plan, may be used for awards granted under Section 4 through Section 11 of this Plan that do not at grant comply with the applicable one-year minimum vesting or performance period requirements set forth in such sections of this Plan.

4.	Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Each grant shall specify the number of Common Shares to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b)	Each grant shall specify an Option Price per Common Share, which (except with respect to awards under Section 23 of this Plan) shall be equal to or greater than the Market Value per Share on the Date of Grant.

(c)	Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Corporation’s withholding Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Corporation, the Common Shares so withheld shall not be treated as issued and acquired by the Corporation upon such exercise), (iv) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and (v) any combination of the foregoing.

(d)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Common Shares to which the exercise relates.

(e)	Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to such Participant remain unexercised.

(f)	Each grant shall specify the period or periods of continuous service by the Optionee with the Corporation or any of its Subsidiaries that is necessary before the Option Rights or installments thereof shall become exercisable; provided, that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year or a one-year performance period. A grant of Option Rights may provide for the earlier exercisability of such rights, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13).

(g)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)	Option Rights granted under this Plan may be (i) options that are intended to qualify under particular provisions of the Code, including, without limitation, Incentive Stock Options, (ii) options that are not intended to so qualify or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)	Option Rights granted under this Plan shall not provide for any dividends or dividend equivalents thereon.

(j)	The exercise of an Option Right will result in the cancellation on a Common Share-for-Common Share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k)	No Option Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

(l)	Each grant shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

5.	Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Committee, which will be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Committee, which will be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of exercise. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Corporation in cash, Common Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Corporation to issue Common Shares or other equity securities in lieu of cash; provided, however, that no form of consideration or manner of payment that would cause Rule 16b-3 to cease to apply to this Plan shall be permitted.

(b)	Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

(c)	Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

(d)	Each grant may specify the period or periods of continuous service by the Participant with the Corporation or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year or a one-year performance period. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13).

(e)	Appreciation Rights granted under this Plan shall not provide for any dividends or dividend equivalents thereon.

(f)	Each grant shall be evidenced by an Evidence of Award, which shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(g)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

(h)	Regarding Tandem Appreciation Rights only: each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Corporation) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.

(i)	Regarding Free-Standing Appreciation Rights only:

(i)	Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price per Common Share, which (except with respect to awards under Section 23 of this Plan) shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to such Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.	Restricted Shares. The Committee may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Committee may determine. Each such grant or sale may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c)	Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until Management Objectives referred to in subparagraph (e) below are achieved. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than one year.

(d)	Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e)	Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that, for Restricted Shares that vest upon the achievement of Management Objectives the performance period must be at least one year. Each such grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)	Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13); provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g)	Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives. Sequestered dividends or other distributions may be reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.

(h)	Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Corporation until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, or (ii) all Restricted Shares will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.	Restricted Stock Units. The Committee may also authorize the granting or sale of Restricted Stock Units to Participants upon such terms and conditions as the Committee may determine. Each such grant or sale may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Each grant or sale will constitute the agreement by the Corporation to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. A grant of Restricted Stock Units may specify that the Restriction Period will terminate only upon the achievement of Management Objectives; provided, however, that for Restricted Stock Units that vest upon the achievement of Management Objectives, the performance period must be at least one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)	If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than one year.

(d)	Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13); provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(e)	During the Restriction Period, the Participant will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Committee may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f)	Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

(g)	Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.	Deferred Shares. The Committee may also authorize grants or sales of Deferred Shares to Participants upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Each grant or sale shall constitute the agreement by the Corporation to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c)	Each grant or sale shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period to be determined by the Committee on the Date of Grant or until Management Objectives referred to in subparagraph (e) below are achieved; provided, however, that for Deferred Shares that vest upon the achievement of Management Objectives, the performance period must be at least one year; and provided, further, that if the Deferral Period lapses only by the passage of time rather than the achievement of Management Objectives, such Deferral Period will be not less than one year.

(d)

During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such Deferred Shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or additional Common Shares on a current, deferred or contingent basis; provided, however, that dividend equivalents on Deferred Shares with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(e)	Any grant of Deferred Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the Deferral Period applicable to such Deferred Shares. Each such grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Deferred Shares for which the Deferral Period will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)	Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Deferred Shares may provide for the earlier termination of the Deferral Period relating to such Deferred Shares, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13); provided, however, that no award of Deferred Shares intended to be a Qualified Performance-Based Award will provide for such early termination of the Deferral Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g)	Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

9.	Performance Shares, Performance Units and Cash Incentive Awards. The Committee may also authorize grants to Participants of Performance Shares, Performance Units and Cash Incentive Awards, which shall become payable to the Participant upon the achievement of specified Management Objectives, upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Each grant shall specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, subject to the limitations in Section 3, which may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)	The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year) as shall be determined by the Committee on the Date of Grant and may be subject to earlier termination, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13); provided, however, that no such award intended to be a Qualified Performance-Based Award will provide for such early termination (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(c)

Each grant shall specify the Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d)	Each grant shall specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that shall have been earned, and any grant of Performance Shares or Performance Units may specify that any such amount may be paid by the Corporation in cash, Common Shares, Restricted Shares or Restricted Stock Units, or in any combination thereof.

(e)	Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units or Cash Incentive Awards may specify that the amount payable, or the number of Common Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Date of Grant.

(f)	Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)	Each grant of Cash Incentive Awards, Performance Shares or Performance Units shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

10.	Other Awards.

(a)	Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Corporation or its Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of its Subsidiaries or affiliates or other business units of the Corporation. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)	Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)	The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Corporation or any of its Subsidiaries to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)	If the earning or vesting of, or elimination of restrictions applicable to an award granted under this Section 10 is based only on the passage of time, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the performance period must be at least one year.

(e)	Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant or a Change in Control (in the case of a Change in Control, as further described in Section 13); provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

11.	Common Share Awards to Nonemployee Directors. To clarify, the Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Nonemployee Directors of Common Shares. Awards of Common Shares to Nonemployee Directors shall be subject only to a restriction on transfer for a period of one year immediately following the Date of Grant thereof and shall bear a legend to that effect.

12.	Transferability.

(a)	No Option Right, Appreciation Right or other derivative security (as that term is used in Rule 16b-3) awarded under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and/or court supervision. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for transferability of Option Rights or Appreciation Rights under this Plan; provided, however, that no awards granted under this Plan may be transferred in exchange for value or consideration.

(b)	Any award made under this Plan may provide that all or any part of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, or upon the termination of the Deferral Period applicable to Deferred Shares, or upon the termination of the Restriction Period applicable to Restricted Stock Units, or in payment of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions upon transfer.

13.	Change in Control.

(a)

Each applicable Evidence of Award will provide that, in the event of a Change in Control, for outstanding awards under this Plan that vest, are earned or become exercisable (as applicable) based solely on employment, service or the passage of time (as opposed to the achievement of one or more Management Objectives), such awards will accelerate and vest, be earned or become exercisable, as applicable, where either (i) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for cause, the Participant terminates his or her employment or service for good reason or the Participant’s employment or service is terminated due to the Participant’s death or disability, or

(ii) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(b)	Each applicable Evidence of Award will provide that, in the event of a Change in Control, for outstanding awards under this Plan that vest, are earned or become exercisable (as applicable) based on the achievement of one or more Management Objectives (as opposed to only employment, service or the passage of time), such awards will accelerate and vest, be earned or become exercisable, as applicable, on a pro-rata basis based on actual performance (or the Common Share price relating to the Change in Control, if applicable) for a fractional performance period deemed to end in connection with the Change in Control, where either (i) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for cause, the Participant terminates his or her employment or service for good reason or the Participant’s employment or service is terminated due to the Participant’s death or disability, or (ii) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

14.	Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Common Shares or number of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, Performance Shares and Performance Units granted hereunder, (b) prices per share applicable to such Option Rights and Appreciation Rights, (c) if applicable, number of Common Shares covered by other awards granted pursuant to Section 10 hereof, (d) kind of shares (including shares of another issuer) covered thereby, and (e) Cash Incentive Awards, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash) as it in good faith determines to be equitable under the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 3 as the Committee in its sole discretion in good faith determines to be appropriate in order to reflect any transaction or event described in this Section 14; provided, however, that any such adjustment to the number specified in Section 3(d)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

15.	Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

16.	Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include the tender by the Participant or such other person or the withholding by the Corporation of Common Shares to provide for such withholding taxes. Any Evidence of Award may provide for such arrangements, subject to such conditions and limitations as the Committee may approve. In no event shall the value of the Common Shares to be tendered or withheld pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld (unless such higher withholding amounts would not result in adverse accounting implications for the Corporation).

17.	Certain Terminations of Employment. If permitted by Section 409A of the Code and Section 162(m), but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of death, disability or normal retirement or early retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period is not complete, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 12(b) of this Plan, the Committee may, in its sole discretion, take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including, without limitation, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 20(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 14 above, no such amendment shall impair the rights of any Participant without his or her consent. The Committee may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18.

Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, who are employed by the Corporation or any of its Subsidiaries outside of the United States of America or who provide services to the Corporation under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

19.	Administration of the Plan.

(a)	This Plan shall be administered by the Compensation Committee of the Board. The Compensation Committee of the Board shall be composed of not less than three members of the Board, each of whom shall (i) meet all applicable independence requirements of the New York Stock Exchange, or if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange on which the Common Shares are traded, (ii) be a “non-employee director” within the meaning of Rule 16b-3 and (iii) be an “outside director” within the meaning of Section 162(m) of the Code. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)	The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)	The Committee, to the full extent permitted by law, may delegate to one or more of its members or to one or more other directors or any officer or officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and any person to whom duties or powers have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Without limiting the generality of the foregoing, the Committee may, by resolution, authorize one or more officers of the Corporation to do one or more of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size and type of any such awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (y) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

20.	Amendments and Other Matters.

(a)	This Plan may be amended from time to time by the Committee; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Without limiting the generality of the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

(b)	Except in connection with a corporate transaction or event described in Section 14 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 20(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 14 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 20(b) may not be amended without approval by the Corporation’s shareholders.

(c)	Except with respect to Options Rights, Appreciation Rights and Restricted Shares, the Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Common Shares.

(d)	The Committee may condition the grant of any award or combination of awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or any of its Subsidiaries to the Participant.

(e)	To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option Right; provided, however, that such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

21.

Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment by the Corporation or its Subsidiaries, or within a specified period after termination of such employment, shall engage in any detrimental activity (as defined in the applicable Evidence of Award). In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

22.	Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after the Participant’s separation from service.

(c)	Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its affiliates.

(d)	Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Plan and grants hereunder as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

23.	Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)	Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Corporation or any of its Subsidiaries. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)	In the event that a company acquired by the Corporation or any of its Subsidiaries or with which the Corporation or any of its Subsidiaries merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Corporation or any of its Subsidiaries prior to such acquisition or merger.

(c)	Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Corporation under Sections 23(a) or 23(b) above will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Corporation under Sections 23(a) or 23(b) above will be added to the aggregate plan limit contained in Section 3 of this Plan.

24.	Effective Date/Termination. This Plan shall be effective as of the Effective Date. No grant shall be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

25.	No Right to Employment. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or its Subsidiaries, and shall not interfere in any way with any right that the Corporation or any of its Subsidiaries would otherwise have to terminate any Participant’s employment or other service at any time.

26.	Governing Law. This Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

VOTE BY TELEPHONE
c/o Corporate Election Services P. O. Box 3200 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on April 26, 2016 and, if you are a registered shareholder, your telephone or internet vote must be received by 6:00 a.m. EDT on April 28, 2016.

Proxy must be signed and dated below.

ê  Please fold and detach card at perforation before mailing.  ê

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Frank A. DiPiero, Christopher J. Holding and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on April 28, 2016, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. Your voting instructions must be received by 6:00 a.m. on April 26, 2016, or the trustee will vote your plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature

Signature (if jointly held)

Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2016 at 10:00 a.m. Corporate Auditorium (C1G) TimkenSteel Corporation	Parking: Shareholders attending the meeting may park in the visitor lot behind the Corporate Office building.
1835 Dueber Avenue, S.W.
Canton, OH 44706-2798 Telephone: (330)-471-7000	Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, please refer to the investor page on our website at

http://investors.timkensteel.com.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê    Please fold and detach card at perforation before mailing.    ê

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

1.	Election of the following Directors to serve a three-year term expiring at the 2019 Annual Meeting:

Nominees: 1. Diane C. Creel	2. Donald T. Misheff	3. Ronald A. Rice

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write the nominee’s name or number on the line below.

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

TIMKENSTEEL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2016

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDER MEETING?

The 2016 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Thursday, April 28, 2016, at 10:00 a.m., at the Corporate Auditorium of TimkenSteel Corporation at 1835 Dueber Avenue, S.W., Canton, Ohio.

For admission to the Annual Meeting, please bring this notice or a letter from your broker if your shares are held in street name. Directions to the Annual Meeting may be found on the investor page of our website at http://investors.timkensteel.com.

WHAT IS BEING VOTED ON AT THE SHAREHOLDER MEETING?

1.	Election of the following Directors to serve a three-year term expiring at the 2019 Annual Meeting: Diane C. Creel, Donald T. Misheff and Ronald A. Rice.

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016.

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

4.	Approval of the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends that shareholders vote FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/TMST

•	2015 Annual Report and Form 10-K

•	2016 Proxy Statement

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 14, 2016 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.	Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

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To vote your TimkenSteel Corporation shares, you can attend the Annual Meeting of Shareholders and vote in person or you can:

1.      Go to www.ViewMaterial.com/TMST

2.      Click on the icon to vote your shares.

3.      Enter the 11-digit Control Number (located by the  arrow in the box above).

4.      Follow the instructions to record your vote.

You will be able to vote until 6:00 a.m. on

April 28, 2016.